RESCISSION AND MUTUAL RELEASE AGREEMENT

Dated as of November 27, 2017

This Rescission and Mutual Release Agreement (the “Agreement”) is entered into as of the date first set forth above (the “Effective Date”), by and between Life Clips, Inc., a Wyoming corporation (“Buyer”), Ascenda Corporation, a company limited by shares incorporated under the laws of Independent State of Samoa (“Seller”), Hong Kong Ascenda International Co., Limited, a company limited by shares incorporated under the laws of Hong Kong (“Company HK”), and Hong Kong Ascenda International Co., Limited, a company limited by shares incorporated under the laws of Independent State of Samoa (“Company Samoa”, and collectively with Company HK, the “Companies” and each a “Company”), and Donald Ruan (“Ruan”). Buyer, Seller, Company HK, Company Samoa and Ruan may each be referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties (other than Ruan) are all of the parties to that certain Stock Purchase Agreement, dated as of June 22, 2017 (as attached hereto as Exhibit A-1, the “Purchase Agreement”), pursuant to which Buyer acquired from Seller 100% of the Equity Interests (as defined in the Purchase Agreement) of Company HK (the “HK Shares”) and of Company Samoa (the “Samoa Shares” and, together with the HK Shares, the “Shares”) in return for the issuance by Buyer to Seller of 10 million shares of common stock, par value $0.001 per share (the “Common Stock”) of Buyer (the “Stock Consideration”) and a promissory note payable by Buyer to Seller in the amount of $500,000 (as attached hereto as Exhibit A-2, the “Note”);

WHEREAS, the Parties now desire to unwind and rescind the Transaction on the terms set forth below; and

WHEREAS, Seller desires to return and Buyer desires to take back all of the Stock Consideration, and Buyer desires to return and Seller desires to take back all of the Shares, in each case on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Rescission of the Transaction.

(a)	Transaction Void. Each of the Parties hereto do hereby covenant and agree that, as at the “Closing” (hereinafter defined), the Purchase Agreement and all of the transactions contemplated thereby be, and the same hereby is, rescinded ab initio, and shall be of no further force or effect, as a result of which the Transaction shall be deemed not to have occurred, and, notwithstanding anything to the contrary in the Note, the Note is also hereby terminated and rescinded ab initio, and shall be of no further force or effect (collectively, the “Rescission”). It is intended that the Rescission will place each of the Parties in the same respective position that each was in prior to the completion of the Transaction on June 21, 2017.

(b)	Resignation and Termination of Employment Agreement. Effective as of the date hereof, Ruan hereby resigns from all positions he holds as a director or officer of Buyer and any of its subsidiaries, and the Employment Agreement between Buyer and Ruan (as attached hereto as Exhibit A-3, the “Employment Agreement”) is hereby terminated and is of no further force or effect. Ruan and Buyer do hereby covenant and agree that, as at the Closing, the Employment Agreement and all of the transactions contemplated thereby be, and the same hereby are, rescinded ab initio, and shall be of no further force or effect, as a result of which the transactions contemplated therein shall be deemed not to have occurred. The Parties acknowledge and agree that Ruan was due to be issued 500,000 shares of Common Stock of Buyer (the “Employment Shares”) pursuant to the Employment Agreement but none of such Employment Shares were actually issued, and Ruan hereby waives all rights thereto in connection with the termination and rescission of the Employment Agreement.

1

(c)	Tax Treatment. To the extent possible, the Rescission is intended to constitute a rescission within the meaning of Internal Revenue Service (“IRS”) Revenue Ruling 80-58, the Parties agree to report the Rescission consistently therewith as required under applicable IRS rules and regulations.

(d)	Cooperation on Tax Matters. Each of the Parties agree to furnish or cause to be furnished to each other upon request as promptly as practicable such information (including access to books and records) and information and assistance relating to the Agreement as is reasonably necessary for the filing of any tax or information return, for the preparation of any tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed tax adjustment.

(e)	Costs. The Parties agree that the expenses incurred by the Companies for the period starting on June 22nd 2017 through the date hereof, plus the consequent expenses for the rescission and unwinding of the transactions pursuant to this Agreement, shall be the responsibility of the Buyer and shall be recorded as a liability in the accounts of the Buyer and offset by the profit from the operations of the Companies during such period.

2. Closing and Post-Closing.

(a)	The closing of the transactions contemplated herein (the “Closing”) shall occur on the Effective Date.

(b)	To effect the transfer of the Stock Consideration back to Buyer, at the Closing, Seller shall deliver to Buyer the stock certificates representing the Stock Consideration, together with a completed stock power, medallion guaranteed, in the form attached hereto as Exhibit B.

(c)	To effect the transfer of the Shares back to Seller, at the Closing, Buyer shall deliver to Seller the stock certificates representing the Shares, together with completed stock powers, medallion guaranteed, in the forms attached hereto as Exhibit C-1 and Exhibit C-2.

(d)	At and following the Closing, each of the Parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and the Companies as follows:

(a)	Authorization. All actions on the part of Buyer and its respective nominees, officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Buyer hereunder has been taken. Assuming this Agreement constitutes a valid and legally binding obligation of Seller and the Companies, this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

2

(b)	Information and Statements. No representation or warranty made by or on behalf of Buyer with respect to the Purchase Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they are made, not misleading.

(c)	Right and Title. Buyer has all right, title and interest in and to the Shares, the Shares are owned by Buyer free and clear of all liens and encumbrances, and upon receipt of such Shares, Seller will have all right, title and interest in and to the Shares.

(d)	No Violations. Neither the execution and delivery of this Agreement nor the consummation and performance of any of the transactions contemplated hereby or thereby by Buyer will violate in any material respect any existing applicable law, rule, regulation, judgment, order or decree of any governmental authority having jurisdiction over Buyer. Buyer is free to enter into this Agreement and, in so doing, Buyer will not violate any other agreement to which Buyer is a party.

4. Representations and Warranties of the Companies.

(a)	Authorization. All actions on the part of the Companies and their respective nominees, officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Companies hereunder has been taken. Assuming this Agreement constitutes a valid and legally binding obligation of Buyer, this Agreement constitutes a valid and legally binding obligation of each Company, enforceable against each Company in accordance with its terms except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(b)	Information and Statements. No representation or warranty made by or on behalf of either Company with respect to the Purchase Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they are made, not misleading.

(c)	No Violations. Neither the execution and delivery of this Agreement nor the consummation and performance of any of the transactions contemplated hereby or thereby by either Company will violate in any material respect any existing applicable law, rule, regulation, judgment, order or decree of any governmental authority having jurisdiction over either Company. Each Company is free to enter into this Agreement and, in so doing, neither Company will violate any other agreement to either Company is a party.

5. Representations and Warranties of Seller.

(a)	Authorization. All actions on the part of Seller and its nominees necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Seller hereunder has been taken. Assuming this Agreement constitutes a valid and legally binding obligation of Buyer, this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

3

(b)	Information and Statements. No representation or warranty made by or on behalf of Seller with respect to the Purchase Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they are made, not misleading.

(c)	Right and Title. Seller has all right, title and interest in and to the Stock Consideration, the Stock Consideration is owned by Seller free and clear of all liens and encumbrances, and upon receipt of such Stock Consideration, Buyer will have all right, title and interest in and to the Stock Consideration.

(d)	No Violations. Neither the execution and delivery of this Agreement nor the consummation and performance of any of the transactions contemplated hereby or thereby by Seller will violate in any material respect any existing applicable law, rule, regulation, judgment, order or decree of any governmental authority having jurisdiction over Seller. Seller is free to enter into this Agreement and, in so doing, Seller will not violate any other agreement to which Seller is a party.

6. Release of Claims.

(a)	Effective as of the Effective Date, Buyer, for itself and its Affiliates (as hereinafter defined), and each of its predecessors, successors, assigns, heirs, representatives, and agents and for all related parties, and all persons acting by, through, under or in concert with any of them in both their official and personal capacities (collectively, the “Buyer Parties”) hereby irrevocably, unconditionally and forever release, discharge and remise the Companies, Ruan and Seller and their respective Affiliates (whether an Affiliate as of the Effective Date or later), and their respective predecessors, successors, assigns, heirs, representatives, and agents and for all related parties and all persons acting by, through, under or in concert with any of them in both their official and personal capacities (collectively, the “Seller Parties”), from all claims of any type and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, known or unknown, that any Buyer Party may have now or may have in the future, against any of the Seller Parties to the extent that those claims arose, may have arisen, or are based on events which occurred at any point in the past up to and including the Effective Date, including, without limitation, any such matters related to the Purchase Agreement, the Note or the Employment Agreement, but excluding, for greater certainty, the obligations of the Ruan, the Companies or Seller hereunder (collectively, the “Buyer Released Claims”). Buyer represents and warrant that no Buyer Released Claim released herein has been assigned, expressly, impliedly, or by operation of law, and that all Buyer Released Claims released herein are owned by Buyer, which has the sole authority to release them. Buyer agree that its shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative or otherwise collect or enforce any Buyer Released Claim which is released and discharged herein. For purposes hereof, an “Affiliate” of a Party shall be any Party that controls, is controlled by, or is under common control with, the subject Party.

(b)	Effective as of the Effective Date, each of Ruan, the Companies and Seller, for themselves and the other Seller Parties, hereby irrevocably, unconditionally and forever releases, discharges and remises each Buyer Party, from all claims of any type and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, known or unknown, that any Buyer Party to the extent that those claims arose, may have arisen, or are based on events which occurred at any point in the past up to and including the Effective Date, including, without limitation, any such matters related to the Purchase Agreement, the Note or the Employment Agreement, but excluding, for greater certainty, the obligations of Buyer hereunder (collectively, the “Seller Released Claims”). Ruan, the Companies and Seller jointly and severally represent and warrant that no Seller Released Claim released herein has been assigned, expressly, impliedly, or by operation of law, and that all Seller Released Claims released herein are owned by Ruan, the Companies or Seller, which has the respective sole authority to release them. Each Company and Seller each agree that they shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative or otherwise collect or enforce any Seller Released Claim which is released and discharged herein.

4

7. Covenant Not to File a Claim and Indemnification.

(a)	Each of the Buyer Parties agrees not to file for themselves or on behalf of any other parties, any claim, charge, complaint, action, or cause of action against any Seller Party related to Buyer Released Claims, and further agrees to indemnify and save harmless such Seller Parties from and against any and all losses, including, without limitation, the cost of defense and legal fees, occurring as a result of any claims, charges, complaints, actions, or causes of action made or brought by any such Buyer Party against any Seller Party in violation of the terms and conditions of this Agreement. In the event that any Buyer Party brings a suit against any Seller Party in violation of this covenant, Buyer agrees to pay any and all costs of the Seller Parties, including attorneys’ fees, incurred by such Seller Parties in challenging such action. Any Seller Party is an intended third-party beneficiary of this Agreement.

(b)	Each of the Seller Parties agrees not to file for themselves or on behalf of any other parties, any claim, charge, complaint, action, or cause of action against any Buyer Party related to the Seller Released Claims, and further agrees to indemnify and save harmless such Buyer Parties from and against any and all losses, including, without limitation, the cost of defense and legal fees, occurring as a result of any claims, charges, complaints, actions, or causes of action made or brought by any such Seller Party against any Buyer Party in violation of the terms and conditions of this Agreement. In the event that any Seller Party brings a suit against any Buyer Party in violation of this covenant, the Companies and Seller agree to pay any and all costs of the Buyer Parties, including attorneys’ fees, incurred by such Buyer Parties in challenging such action. Any Buyer Party is an intended third-party beneficiary of this Agreement.

8. Affirmations.

(a)	Each Buyer Party affirms that it has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against any Seller Party in any forum or form and should any such charge or action be filed by any Buyer Party or by any other person or entity on any Buyer Party’s behalf involving matters covered by Section 6(a), Buyer agrees to promptly give the agency or court having jurisdiction a copy of this Agreement and inform them that any such claims any such Buyer Party might otherwise have had are now settled.

(b)	Each Seller Party affirms that it has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against any Buyer Party in any forum or form and should any such charge or action be filed by any Seller Party or by any other person or entity on any Seller Party’s behalf involving matters covered by Section 6(b), the Companies and Seller agree to promptly give the agency or court having jurisdiction a copy of this Agreement and inform them that any such claims any the Companies or Seller might otherwise have had are now settled.

5

(c)	This is a compromise and settlement of potential or actual disputed claims and is made solely for the purpose of avoiding the uncertainty, expense, and inconvenience of future litigation. Neither this Agreement nor the furnishing of any consideration concurrently with the execution hereof shall be deemed or construed at any time or for any purpose as an admission by any Party of any liability or obligation of any kind. Any such liability or wrongdoing is expressly denied. The Parties hereto acknowledge that this Agreement was reached after good faith settlement negotiations and after each party had an opportunity to consult legal counsel. This Agreement extends to, and is for the benefit of, the Parties, their respective successors, assigns and agents and anyone claiming by, through or under the Parties hereto.

9.	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth below (or to such other address that may be designated by the receiving party from time to time in accordance with this Section 9). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section 9.

if to Ruan, the Companies or to Seller, to:

Ascenda Corporation

Attention: Donald Ruan

35J Jia-Li Building

1228 Yan-An Road

Shanghai, China 200052

E-mail: donald.ruan@ascendaintl.com

If to Buyer:

Life Clips, Inc.

Attention: Victoria Rudman, Chief Financial Officer

18851 NE 29th Ave, Suite 700

Aventura, FL 33180

E-mail: vrudman@lifeclips.com

With a copy, which shall not constitute notice, to:

Legal & Compliance, LLC

Attn: John Cacomanolis

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Email: jcacomanolis@legalandcompliance.com

10.	Governing Law and Interpretation. This Agreement shall be governed and controlled by and in accordance with the laws of the State of Florida without regard to its conflict of laws provisions. Venue for any action brought to enforce the terms of this Agreement or for breach thereof shall lie exclusively in the state and federal courts located in Palm Beach County, Florida. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Parties affirm that this Agreement is the product of negotiation and agree that it shall not be construed against any Party on the basis of sole authorship. The Parties agree that the successful Party in any suit related to this Agreement (as determined by the applicable court(s)) shall be entitled to recover its reasonable attorneys’ fees and expenses related thereto, including attorneys’ fees and costs incident to an appeal.

6

11.	WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE PERFORMANCE THEREOF (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.	Remedies. Each of the Parties acknowledges and agrees that the remedy at law available to the other Party for breach of any Party’s obligations under this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, each Party acknowledges, consents and agrees that, in addition to any other rights or remedies that any Party may have at law, in equity or under this Agreement, upon adequate proof of a violation by any other Party of any provision of this Agreement, the first Party will be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or requirement to post a bond.

13.	Non-admission of Wrongdoing. The Parties agree neither this Agreement nor the furnishing of the consideration for same shall be deemed or construed at any time for any purpose as an admission by any Party of any liability or unlawful conduct of any kind.

14.	Entire Agreement; Severability. This Agreement and the exhibits attached hereto sets forth the entire agreement between the Parties with respect to the subject matter hereof and fully supersedes any prior agreements or understandings between the Parties with respect to the subject matter hereof. The Parties acknowledge that each has not relied on any representations, promises, or agreements of any kind made to the other in connection with each Party’s decision to accept this Agreement, except for those set forth in this Agreement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, the provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The Parties have participated in the drafting and negotiation of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption of burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement.

15.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of all Parties wherein specific reference is made to this Agreement.

16.	Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

17.	Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

7

18.	Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns. No Party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

19.	No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims upon any person or entity not a Party or a permitted assignee of a Party to this Agreement.

20.	Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

21.	Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

[Signatures appear on following page]

8

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the Effective Date:

Life Clips, Inc.

By:	/s/ Victoria Rudman
Name:	Victoria Rudman
Title:	Chief Financial Officer

Ascenda Corporation

By:	/s/ Donald Ruan
Name:	Donald Ruan
Title:	Chief Executive Officer

Hong Kong Ascenda International Co., Limited, Hong Kong

By:	/s/ Donald Ruan
Name:	Donald Ruan
Title:	Chief Executive Officer

Hong Kong Ascenda International Co., Limited, Samoa

By:	/s/ Donald Ruan
Name:	Donald Ruan
Title:	Chief Executive Officer

Donald Ruan

By:	/s/ Donald Ruan
Name:	Donald Ruan

9

Exhibit A-1

Stock Purchase Agreement

(Attached)

STOCK PURCHASE AGREEMENT

BY AND AMONG

LIFE CLIPS, INC.,

ASCENDA CORPORATION,

HONGKONG ASCENDA INTERNATIONAL CO., LTD, HONG KONG, and

HONGKONG ASCENDA INTERNATIONAL CO., LTD., SAMOA

Dated as of June 22, 2017

i

Exhibits and Schedules

Schedule A	Seller’ and Companies’ Disclosure Schedules
Schedule B	Buyer’s Disclosure Schedules
Exhibit 1	Form of Promissory Note
Exhibit 2	Form of Employment Agreement

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (together with all exhibits and schedules hereto, this “Agreement”) is entered into as of June 22, 2017 (the “Closing Date”), by and among Life Clips, Inc., a Wyoming corporation (“Buyer”), Ascenda Corporation, a company limited by shares incorporated under the laws of Independent State of Samoa (“Seller”), Hong Kong Ascenda International Co., Limited, a company limited by shares incorporated under the laws of Hong Kong (“Company HK”), and Hong Kong Ascenda International Co., Limited, a company limited by shares incorporated under the laws of Independent State of Samoa (“Company Samoa”, and collectively with Company HK, the “Companies” and each a “Company” and, collectively, the “Companies”). Buyer, Seller, Company HK and Company Samoa may each be referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, Seller owns 100% of the Equity Interests (as defined below) of Company HK (the “HK Shares”) and of Company Samoa (the “Samoa Shares” and, together with the HK Shares, the “Shares”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Shares;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article I. DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Accounts Payable” means all accounts payable, trade payables and other payables of the Company.

“Accounts Receivable” means all trade and other accounts and notes receivable owing to the Company.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, the specified Person.

“Agreement” is defined in the Preamble.

“Approvals” any franchises, grants, permits, licenses, variances, easements, consents, certificates, exemptions, orders and approvals and other authorizations from, or filing with or notification to, any Governmental Entity.

“Assets” means all of the assets, properties and rights of the Companies of every kind and description, whether real, personal, mixed, tangible or intangible, wherever situated.

“Authority” means any Governmental Entity and any other governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

“Benefit Plan” means any pension, retirement, deferred compensation, profit-sharing, tax-deferred savings plans (including registered retirement savings plans, registered educational savings plans, and tax free saving account plans), savings, disability, medical, dental, health, life, death benefit, stock option, stock purchase, bonus, incentive, vacation entitlement and pay, termination and severance pay or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, whether or not any of the foregoing is funded or insured, and whether written or oral, formal or informal, which is intended to provide or does in fact provide benefits to any or all employees or former employees of either Company, and to which either Company is a party or by which either Company is bound or with respect to which either Company has any liability or potential liability, and for greater certainty includes plans or programs in which the Corporation is obligated to participate by Law.

1

“Books and Records” means all books of account and other books, Accounts Receivable and Accounts Payable information, credit history, customer records, personnel records, financial records and other business and legal records of every kind whatsoever pertaining to the Business and the Company.

“Business” means the business of trading, distributing and selling by each of the Companies.

“Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in Aventura, Florida generally are authorized or required by Law or other governmental actions to close.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” are defined in Section 8.01(a).

“Buyer Stock” means the common stock of Buyer, par value $0.001 per share.

“Closing” is defined in Section 2.05.

“Closing Date” is defined in the Preamble.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” and “Companies” are defined in the Preamble.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Confidential Information” means any and all business, technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the assets, operations, or current, future or proposed products and services of Buyer, and includes, without limitation, Buyer’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, and marketing plans and information, provided, however, that “Confidential Information” does not include any information that (a) was in the public domain at or subsequent to the time such portion was communicated to Seller or either Company by the Buyer through no fault of Seller or either Company, (b) was rightfully in Seller’s or either Company’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Seller or either Company by the Company, (c) was developed by employees or agents of Seller or either Company independently of and without reference to any information communicated to Seller or either Company by the Company, or (d) was disclosed by the Company to an unaffiliated third party free of any obligation of confidence.

2

“Contract” means any contract, commitment, understanding or agreement (whether oral or written).

“Control” means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by contractor otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Employees” means individuals who are employed by the Company before and up to the Closing.

“Equity Interests” means any capital stock, other equity interest, other ownership interest or any securities or other interests convertible into or exchangeable or exercisable for capital stock, other equity interests, or other ownership interests, or any other rights, warrants or options to acquire any of the foregoing securities or interests of or in any Person.

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, reexports, or transfers of products, services, software, or technologies from or to or any country; (ii) economic sanctions or embargoes; or (iii) compliance with unsanctioned foreign boycotts.

“Family” means, with respect to a particular individual, (a) the individual, (b) the individual’s spouse and former spouse(s), (c) any other natural person who is related to the individual or the individual’s spouse within the second degree and (d) any other natural person who resides with such individual.

“Financial Statements” is defined in Section 4.06(a).

“GAAP” mean United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any federal, state, municipal, local or foreign (including but not limited to Hong Kong) government and any court, tribunal, arbitral body, administrative agency, department, subdivision, entity, commission or other governmental, government appointed, quasi-governmental or regulatory authority, reporting entity or agency, domestic, foreign or supranational.

“Improvements” means all buildings, structures, fixtures and improvements located on the Subleased Real Property.

“Indebtedness” with respect to any Person, means, at any time without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv)) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (v) all obligations of such Person as lessee under leases that are or should be capitalized in accordance with Israeli accounting principles, (vi) all obligations of such Person under acceptance, letter of credit or similar facilities, all obligations of such Person in respect of interest rate or currency hedging agreements, (vii) all obligations of such Person to guarantee any Indebtedness, leases, dividends or other payment obligations, (viii) all indebtedness and other payment obligations referred to in clause (i) through clause (viii) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations and (ix) all accrued and unpaid interest on any of the foregoing.

3

“Indemnified Party” and “Indemnifying Party” are defined in Section 8.02.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, Provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Knowledge of Buyer” means the actual knowledge of the chief executive officer of Buyer, after reasonable inquiry.

“Knowledge of Seller” means the actual knowledge of Seller, after reasonable inquiry.

“Latest Balance Sheet” is defined in Section 4.06(a).

“Law” means any applicable foreign, federal, state or local law (including common law), statute, treaty, rule, directive, regulation, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Entity.

“Liabilities” means liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or un-matured, fixed or unfixed, known or unknown, asserted or un asserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense.

“Lien” means, with respect to any property or asset, any lien, security interest, mortgage, pledge, charge, claim, lease, agreement, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction of any kind, and any conditional sale or voting agreement or proxy, and including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership, in respect of such property or asset, and any agreement to give any of the foregoing.

4

“Losses” means any losses, damages, deficiencies, Liabilities, assessments, fines, penalties, judgments, actions, claims, costs, disbursements, fees, expenses or settlements of any kind or nature, including legal, accounting and other professional fees and expenses.

“Market Price” means the highest traded price over the prior five (5) trading-day period on the Over-the-Counter Pink Marketplace, or applicable trading market as reported by a reliable reporting service or, if the Over-the-Counter Pink Marketplace is not the principal trading market for such security, on the principal securities exchange or trading market where such security is listed or traded or, if the highest intraday trading price of such security is not available in any of the foregoing manners, the highest intraday price of any market makers for such security that are quoted on the Over-the-Counter Marketplace, provided, however, that if the “Market Price” cannot be calculated for such security on such date in the manner provided above, the “Market Price” shall be the fair market value as mutually determined by Buyer and Seller.

“Material Adverse Effect” shall mean any event, condition, fact, change, occurrence or effect that, individually or in the aggregate with other events, conditions, facts, changes, occurrences or effects has had or could reasonably be likely to give rise to a material impact on the condition (financial or otherwise), earnings, operations, assets or Liabilities of the applicable Person (taken as a whole), except in each case to the extent such events, conditions, facts, changes, occurrences or effects result from (a) changes in general economic or political conditions or the securities markets in general, (b) changes in conditions generally applicable to businesses in the same or similar industries as the Person operates, (c) changes, after the date hereof, in Laws of any Governmental Entity generally applicable to such businesses or industries, (d) changes, after the date hereof, in GAAP and/or (e) the taking of any action required by this Agreement; provided, however, the exceptions in clauses (a) through (d) shall not apply if such events, conditions, facts, changes, occurrences or effects have a disproportionate effect on the applicable Person relative to other companies operating in similar businesses to those which such Person operates.

“Material Contracts” is defined in Section 4.10(a).

“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other Equity Interests representing at least 5% of the outstanding equity securities or Equity Interests in a Person.

“Non-Employee Workers” is defined in Section 4.17(a).

“Notice of Loss” is defined in Section 8.02.

“Order” means any judgment, writ, decree, determination, award, compliance agreement, settlement agreement, injunction, ruling, charge, judicial or administrative order, determination or other restriction of any Governmental Entity or arbitrator.

“Other Parties” is defined in Section 4.10(b).

“Party” and “Parties” are defined in the Preamble.

“Permits” means licenses, certificates, consents, Orders, franchises, permits, certificates, approvals or other similar authorizations from Governmental Entities.

5

“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Pre-Closing Partial Tax Period” means the portion of any Straddle Period beginning before and ending on (and including) the Closing Date.

“Pre-Closing Periods” is defined in Section 9.01(a).

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, demand, hearing, inquiry, audit or investigation by or before any Governmental Entity or arbitral tribunal.

“Purchase Price” is defined in Section 2.02.

“Related Person” means, (a) with respect to an entity, (i) any Affiliate of such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, member, manager, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iii) or, (b) with respect to an individual, (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity).

“Restricted Party” means Seller.

“Restricted Territory” means the entire world.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

“SEC” is defined in Section 5.08.

“SEC Documents” is defined in Section 5.08.

“Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Seller” are defined in the Preamble.

“Shares” is defined in the Recitals.

“Stock Consideration” is defined in Section 2.02.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Sublease” is defined in Section 4.08.

“Subleased Real Property” is defined in Section 4.08.

6

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Tax” means (a) any foreign federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement or other Tax of any nature; (b) any foreign (including but not limited to Israeli), federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment or other fee or charge of any nature imposed by a Governmental Entity; (c) amounts owed pursuant to Escheat Laws; or (d) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Tax Claim” means any notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means the purchase and sale of the Shares and the other transactions contemplated under the Transaction Documents.

“Transaction Documents” means this Agreement and any other agreement, document, certificate or writing delivered or to be delivered in connection with this Agreement and any other document related to the Transactions related to the forgoing, including, without limitations, those delivered at the Closing.

“Transaction Expenses” means (a) any amounts incurred by or on behalf of the Company for investment banking fees, accounting fees, legal fees and any other costs or expenses of advisors or consultants related to or arising out of the preparation, negotiation, execution, delivery or performance of the Transaction Documents, or the consummation of the Transactions and (b) all amounts required to paid by the Company to current or former Employees of the Company in connection with consummation of the Transactions (including as severance to the extent such Employee’s employment has terminated or such Employee has given notice of an intention to terminate employment) to the extent such amounts shall not have been paid before Closing.

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“U.S. Person” means (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv)any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the Unites States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or, if an individual, resident in the United States; and (viii) any partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized and incorporated, and owned, by accredited investors (as defined in Rule 501(a) under Regulation D promulgated under the Securities Act) who are not natural persons, estates or trusts.

7

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “Dollars” and “$” mean United States Dollars, unless otherwise specified herein;

(d)	references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

(g)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

8

Article II. PURCHASE AND SALE; PURCHASE PRICE

Section 2.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, at Closing, Seller shall sell, grant, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Shares, free and clear of all Liens. Notwithstanding anything herein to the contrary, however, it is agreed by the Parties that the actual cash capital in the Companies, other than $500,000, shall not be part of the Transactions and shall be retained by Seller as set forth in Section 6.08.

Section 2.02 Purchase Price. The purchase price for the Shares shall consist of ten million (10,000,000) shares of Buyer Stock (the “Stock Consideration”), provided that if, at the end of 12 months after Closing Date, the market value of Buyer Stock (as determined by the Market Price) does not equal to or exceed US$750,000, additional shares of Buyer Stock shall be issued to ensure the value received by Seller be no less than US$750,000 (the “Purchase Price”).

Section 2.03 Promissory Note and Deposit. In connection with the transactions contemplated herein, Buyer shall deliver to Seller a promissory note, substantially in the form as attached hereto as Exhibit 1, which shall provide for the payment of US$500,000 to Seller by Buyer within the one hundred and eighty (180) days following the Closing Date (the “Note”). The Parties acknowledge and agree that the Note is not a part of the Purchase Price, but is instead to reimburse Seller for US$500,000 in cash that is in the accounts of the Companies as of the Closing and which will be remain for the benefit of Buyer following the Closing.

Section 2.04 Deliverables at Closing.

(a)	At the Closing, the Buyer shall deliver:

(i)	The Stock Consideration to Seller;

(ii)	The Note to Seller; and

(iii)	The documents and other items as set forth in Section 6.05.

(b)	At the Closing:

(i)	Seller shall deliver to the Buyer certificates for the Shares, accompanied by stock powers duly endorsed in blank in proper form for transfer and with any appropriate transfer tax stamps affixed; and

(ii)	Seller and the Companies shall jointly deliver to Buyer the documents and other items as set forth in Section 6.04.

Section 2.05 Closing. On the terms set forth herein, the closing of the Transactions (the “Closing”) shall take place by conference call and electronic communication (i.e., emails/pdf) or facsimile, with exchange of original signatures to follow by mail, on the date hereof and effective as of 11:59 p.m. United States Eastern Standard time, on such date. The Parties intend and desire that the transactions herein be treated as tax free transactions, provided, however, that Buyer shall have no liability to any other Party or Person in the event that they are not so treated.

Section 2.06 Registration of the Stock Consideration. Following the Closing, Buyer, at its cost, shall utilize its commercially reasonable efforts to, within 90 days of the Closing, prepare and file with the SEC a registration statement under the Securities Act registering the Stock Consideration, so as to permit the resale of the Stock Consideration by the Seller without such resale being subject to the limitations applicable to restricted securities under the Securities Act and the Securities Exchange Act. The Seller agrees to furnish to the Buyer all information reasonably requested by the Buyer for inclusion in any registration statement filed pursuant to this Section 2.06.

9

Article III. REPRESENTATIONS AND WARRANTIES RELATED TO THE SELLER

Seller represents and warrants to Buyer that the following representations and warranties contained in this Article III are true and correct as of the Closing Date, except as set forth in the disclosure schedule of Seller and the Companies attached hereto as Schedule A (the “Disclosure Schedule”) and therein referencing the Section of this Article III to which such disclosure relates:

Section 3.01 Authorization of Transactions. Seller has the requisite power and capacity to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of the applicable Transaction Documents and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Seller. The Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller. Each Transaction Document to which Seller is a party constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

Section 3.02 Governmental Approvals; Non-contravention.

(a)	No consent, Order, action or non-action of, or filing, notification, declaration or registration with, any Governmental Entity or Person is necessary for the execution, delivery or performance by Seller of this Agreement or any other Transaction Document to which Seller is a party.

(b)	The execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party, and the consummation by Seller of the Transactions, do not (i) violate or conflict with any Law or Order to which Seller or any of the Shares may be subject, (ii) constitute a violation or breach of, be in conflict with, constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) of any obligation under any Contract to which Seller is a party or to which Seller or any of the Shares are subject or by which the Company’s properties, assets or rights are bound or (iii) result in the creation or imposition of any Lien upon any of the rights, properties or assets of Seller or on any of the Shares.

Section 3.03 The Shares.

(a)	Seller holds of record and owns beneficially all the Shares free and clear of any and all Liens. There are no limitations or restrictions on Seller’s right to transfer the Shares to Buyer pursuant to this Agreement. Seller has good and valid title to the Shares and the absolute right to deliver such Shares to Buyer in accordance with this Agreement, free and clear of any and all Liens.

(b)	Seller is not a party to any option, warrant, purchase right, proxy, power of attorney, voting trust or other Contract with respect to the voting or dividend rights or the sale, acquisition, issuance, redemption, registration, transfer or other disposition of any of the Shares (other than this Agreement). Further, any document purportedly executed by Seller appearing to grant an option, warrant, purchase right, proxy, power of attorney, voting trust or other Contract with respect to the disposition of any of the Shares or any Assets of the Companies, was not duly executed by Seller or the Company(ies), is null and void and has no legal effect.

Section 3.04 Brokers. Seller has not engaged, or caused to be incurred any Liability or obligation to, any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of the Transaction Documents to which it is a party, or the Transactions.

10

Section 3.05 Litigation. There is no proceeding pending or, to the Knowledge of Seller, threatened or anticipated, against Seller relating to or affecting this Agreement or the Transactions.

Section 3.06 Name. Subject to unwinding under Article VII, Seller warrants that it has granted to Buyer the exclusive right in perpetuity to use the name of Ascenda International Corporation as part of Buyer’s name for and in connection with all business of whatever kind and character conducted previously or in the future by Buyer, that it has not granted and will not grant to any other Person the right to use, and that it will not itself use (except in connection with Buyer), said name as part of the corporate or firm name of any other Person or business, or as part of any trade name or trademark not belonging to Buyer or its Subsidiary.

Article IV. REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANIES

Seller and the Companies jointly and severally represent and warrant to Buyer that the following statements contained in this Article IV are true and correct as of the Closing Date, except as set forth in the Disclosure Schedule and therein referencing the Section of this Article IV to which such disclosure relates.

Section 4.01 Authorization of Transactions. Each of the Companies has full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. All necessary corporate action has been taken by each Company to authorize the execution, delivery and performance of each of the other Transaction Documents to which it is a party and the Transactions. The execution, delivery and performance by each Company of the Transaction Documents and the consummation of the Transactions have been duly and validly authorized by all requisite corporate power on the part of each Companies. The Transaction Documents to which either Company is a party have been duly and validly executed and delivered by such Company. Each Transaction Document to which a Company is a party constitute the valid and legally binding obligation of such Company, enforceable against such Company in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium Laws, or other Laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

Section 4.02 Organization and History.

(a)	The Companies are currently operating a trading business in good standing in China with the authority and ability to provide import and export services globally.

(b)	Seller was formed in 2000 based in China and the USA. Original investors in Seller included The China Development Group which was the largest investment banker in Taiwan and Donald Ruan who has over 40 years of experience in global trade. Buyer is purchasing the shares of the Companies which includes assets of the international trading part of the Companies including, the ability to import and export products globally, existing business and clients, executive management, and goodwill. Seller has been also operating as trading company in China and operates with all proper authority, registrations, and knowledge required to act as a global trading company with its main offices in Shanghai, China. Seller has been in continuous trading operations for 17 years with bi-directional trading, import and export capabilities, in China, Taiwan, Korea, Japan, Indonesia, Mexico, Brazil, Argentina, United Kingdom, United States, France, Spain, Germany, Italy, and Israel. Seller currently has over 10 active clients with over $6M in revenue for 2016. Seller operates around the world with a network of hundreds of factories, logistics and supply chain suppliers. In 2003 Seller introduced the concept of “Speed Sourcing” for its clients offering end to end sourcing at a fraction of the cost and time compared to traditional exporters and export service providers. The services include; design, licensing, factory qualifications and negotiating, financial services, import and export, sales, and end to end supply chain services. Following the Closing, Donald Ruan will remain as President and CEO of the Companies’ Sourcing Operations along with his experienced team. Donald brings along extensive experience in executive management, international trading and manufacturing. Donald is a native of China, living and managing the Ascenda operations in Shanghai since 2001. Donald is key in bridging the West and East. He is respected globally for his integrity and ability. Donald has been an executive committee member, and is the founder, and CEO of Seller. Donald has extensive experience running consumer electronics manufacturing companies having been CEO of ProView Technology, KDS, Waffer, MAG Innovision, and CTX International. Donald has been a board member of Waffer Tech - The world’s largest magnesium injection molder, ARC United and MAG Innovision. He has served as a partner in Unico International and as Executive VP at Taiwan and Hong Kong Trading Co - The largest government subsidized trading firm in Taiwan. He has also served as Chief Resident Representative in Shanghai for China Development Financial Holdings Corporation, an arm of the China Development Group’s investment bank in Asia.

(c)	Company HK is a corporation duly organized, validly existing, and in good standing under the Laws of the Hong Kong, with the requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on its Business as now conducted. Company Samoa is a corporation duly organized, validly existing, and in good standing under the Laws of the Independent State of Samoa, with the requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on its Business as now conducted. Each of the Companies is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by such Company or the nature of the Company’s business makes such qualification necessary, each of which is set forth in Section 4.02 of the Disclosure Schedules. Correct and complete copies of the articles of association and if existing, memorandum of incorporation and bylaws of each of the Companies (each, as amended to date) have been provided to Buyer prior to the date hereof.

Section 4.03 Capitalization.

(a)	The authorized capital stock of Company HK consists of 10,000 Ordinary Shares, par value at HK$1 per share, of which 10,000 shares are issued and outstanding, all of which are owned by Seller. The authorized capital stock of Company Samoa consists of 1,000,000 Ordinary Shares, par value at US$1 per share, of which 1,000,000 shares are issued and outstanding, all of which are owned by Seller.

(b)	All of the HK Shares are duly authorized, validly issued and are held of record and owned beneficially by Seller, and have not been issued in violation of any preemptive rights, rights of first refusal, rights of first offer, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of each Company HK’s share capital or any interests therein or similar rights of any Person. All of the Samoa Shares are duly authorized, validly issued, are held of record and owned beneficially by Seller, and have not been issued in violation of any preemptive rights, rights of first refusal, rights of first offer, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of each Company Samoa’s share capital or any interests therein or similar rights of any Person. The offer, sale and issuance of the HK Shares have been made in compliance with all applicable securities Laws of the Hong Kong. The offer, sale and issuance of the Samoa Shares have been made in compliance with all applicable securities Laws of the Independent State of Samoa.

11

(c)	Other than the Shares, there are no outstanding voting or nonvoting securities of either of the Companies, any stock appreciation, profit participation, phantom stock, performance units or similar rights with respect to either of the Companies, any securities of either of the Companies convertible into or changeable for voting or nonvoting securities, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts that could require either Company to issue, sell or otherwise cause to become outstanding any Equity Interest in either Company, and no authorization therefor has been given. There are no outstanding obligations of each Company to repurchase, redeem or otherwise acquire any of the Company’s capital stock. There are no stockholders’ agreements or voting trusts, proxies or other agreements or understandings to which either Company is a party or by which either Company is bound with respect to the voting, transfer or other disposition of any Equity Interests of either Company or otherwise related to any Equity Interest of either Company or relating to the rights of any Person, whether or not an equity holder, to any proceeds, income, revenue or other economic entitlement in respect of either Company. No bonds, debentures or other Indebtedness of either Company have the right to vote (or are convertible or exchangeable into securities having the right to vote) on any matters on which the equity holders of such Company may vote.

(d)	Any document purportedly executed by either Company appearing to grant an option, warrant, purchase right, proxy, power of attorney, voting trust or other Contract with respect to (i) the issuance of any Equity Interests of such Company was not duly executed by such Company or (ii) the disposition of any assets of such Company, is null and void and has no legal effect.

Section 4.04 Subsidiaries Neither Company has any Subsidiaries, and neither Company owns, directly or indirectly, any shares of capital stock or other securities of, or any Equity Interest in, any Person.

Section 4.05 Governmental Approvals; Non-contravention.

(a)	No consent, Order, action or non-action of, or filing, notification, declaration or registration with, any Governmental Entity or other Person is necessary for the execution, delivery or performance by either Company of this Agreement or any other Transaction Document to which either Company is a party, or of the Transactions.

(b)	The execution, delivery and performance by each Company of the Transaction Documents to which either Company is a party, and the consummation by the Companies of the Transactions, do not (i) violate, breach or conflict with any provision of either Company’s articles of association or memorandum of incorporation or bylaws, or similar document, (ii) violate or conflict with any Laws or Orders to which either Company may be subject, (iii) constitute a violation or breach of, be in conflict with, constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) of any obligation under any Contract to which either Company is a party or to which either Company is subject or by which its properties, assets or rights are bound or (iv) result in the creation or imposition of any Lien upon either Company or any of its assets, rights or properties.

Section 4.06 Financial Statements; Etc.

(a)	Section 4.06(b) of the Disclosure Schedules sets forth, separately for each Company, true, correct and complete copies of (i) the unaudited, reviewed balance sheets of such Company as of December 31, 2016, and the related audited, reviewed statements of income and cash flows for the fiscal year then ended, together with all related notes and schedules thereto; (ii) the unaudited, un-reviewed trial balance sheet of such Company as of March 31, 2017 and the related unaudited, un-reviewed statements of income and cash flows for the three-month period then ended (collectively, the “Financial Statements”). For purposes of this Agreement, the “Latest Balance Sheet” means the unaudited, trial balance sheet of each Company as of March 31, 2017 included in the Financial Statements.

12

(b)	Each of the Financial Statements (i) have been prepared in accordance with the Books and Records and in accordance with GAAP or compatible (subject, in the case of the Latest Balance Sheet, to normal year-end adjustments that will not, individually or in the aggregate, be material in nature or amount to the Company and, with respect to the Latest Balance Sheet, and (ii) present fairly the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated therein; provided, however, that the Latest Balance Sheet is subject to normal year-end adjustments, which will not be material individually or in the aggregate.

(c)	Each of each Company’s Accounts Receivable reflected in the Latest Balance Sheet and all Accounts Receivable relating to the Business of such Company (i) represents a bona fide arm’s length sale in the ordinary course of business, (ii) is and shall be fully collectible as of the date hereof and after the Closing subject only to applicable reserves set forth in the Latest Balance Sheet, (iii) constitutes a valid claim of each Company, free and clear of all Liens and (iv) is not subject to any valid claim or setoff or other defense or counterclaim.

(d)	All inventory carried in the Financial Statements of each Company has been carried at the lower of cost or market, net of any reserve for obsolescence, slow-moving or excess inventory, and has been valued on a consistent basis in each of the Financial Statements. No redundant or obsolete inventory is currently held by either Company and all inventory is good and merchantable and are of quality and quantity presently usable and salable in the ordinary course of business.

(e)	Neither Company has any Liabilities, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as disclosed or reserved against in the Latest Balance Sheet for such Company, (ii) pursuant to executory obligations under Contracts entered into in the ordinary course of business (but not Liabilities for breaches of any such Contracts) of such Company or (iii) as incurred after March 31, 2017 in the ordinary course of business of such Company (none of which is a Liability for breach of Contract, breach of warranty, tort, infringement or the subject of any actual or threatened Proceeding). Neither Company is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose vehicle or other “off-balance-sheet arrangement”).

(f)	Section 4.06(f) of the Disclosure Schedules sets forth a true and correct list of all Indebtedness of each Company, including all amounts outstanding with respect hereto.

Section 4.07 Absence of Certain Developments. Since December 31, 2016 there has not been any Material Adverse Effect on either Company and, no event has occurred or circumstances exist that are reasonably expected to result in such a Material Adverse Effect. Except as expressly contemplated by this Agreement, since December 31, 2016, each Company has conducted its respective Business only in the ordinary course of business and there has not been any:

(a)	amendment to the articles of association or other organizational documents of either Company;

(b)	except in the ordinary course of business, payment or increase of any bonuses, salaries or other compensation (including severance) to any shareholder, manager, director, officer, Employee, Affiliate or agent of either Company;

(c)	adoption of, amendment to or increase in the payments to or benefits under (including by way of acceleration or waiving of any vesting or performance criteria), any Benefit Plan or execution of or amendment to any collective bargaining agreement;

13

(d)	damage to or destruction or loss in excess of $25,000 to any of its Assets or properties (whether or not covered by insurance);

(e)	sale (other than sales of inventories in the ordinary course of business), lease or other disposition of any asset of the Company or the creation of any Lien on any asset except sales or leases of (A) tangible personal property of under $5,000 in value or inventory that is obsolete or no longer used or useful in the conduct of the business or (B) finished goods in the ordinary course of business;

(f)	loan made to, or transaction with or on behalf of, any Employee, officer, manager, director, member or Affiliate of either Company;

(g)	Contract executed in connection with any strategic alliance, joint marketing initiative, joint development agreement, joint venture or acquisition of either Company;

(h)	except as may be required by applicable Law or GAAP, change by either Company in accounting or Tax reporting principles, methods or policies;

(i)	election or rescission of an election by either Company relating to Taxes, settlement or compromise of any Proceeding, arbitration or controversy relating to Taxes;

(j)	incurrence of a single capital expenditure or commitment therefor in excess of $25,000

(k)	conduct related to either Company’s cash management customs and practices (including the collection of receivables and payment of payables) outside the ordinary course of business.

Section 4.08 Real Property. The Companies do not own any real property. Section 4.08 of the Disclosure Schedules describes in reasonable detail the real property subleased to or by either Company (the “Subleased Real Property”). Each Company has delivered to Buyer a true, correct and complete copy of each sublease and all amendments, modifications, guarantees, indemnities, assignments, extensions and agreements relating to any Subleased Real Property (the “Subleases”). With respect to the Sublease:

(a)	Each Sublease is in full force and effect and is binding and enforceable against each of the parties thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity.

(b)	The applicable Company has not assigned, sublet, transferred or conveyed any interest in any Sublease or any Subleased Real Property or any rights of first offer or refusal with respect thereto, and each Sublease constitutes the entire agreement to which the applicable Company is a party with respect to such Subleased Real Property.

(c)	The applicable Company has good and valid title to the leasehold estate in the Subleased Real Property for the full terms of each Sublease, free and clear of any Liens.

(d)	The applicable Company is not in default under any Sublease and (A) no other party to any Sublease is in default thereunder, (B) to the Knowledge of Seller no party to any Sublease has repudiated any provision thereof and (C) no event has occurred that, with notice or lapse of time, would constitute a breach or a material default or permit termination, modification or acceleration under any Sublease.

(e)	The Subleased Real Property constitutes all real property used or occupied by the Companies in connection with the operation of their respective Business.

14

(f)	To the Knowledge of Seller, the use, occupancy, operation and condition of the Subleased Real Property is not in violation of applicable covenants, conditions, restrictions or Contracts and any applicable Laws, including health, safety, zoning and other Laws to which it is subject in accordance with current use.

(g)	All applicable permits, licenses and other evidences of compliance that are or were required to be obtained in connection with the construction of the Improvements and the occupancy, condition, operation and use thereof have been obtained and complied with in all material respects.

(h)	There are no repair, replacement or restoration obligations owed under any Sublease.

(i)	There are no material defects in design or structure with respect to the Improvements.

(j)	The Transactions do not require the consent of any other party to any Sublease and will not result in a breach of or default under such Sublease.

(k)	The Companies have not collaterally assigned or granted any other Lien in such Sublease or any interest therein and there are not Liens on the estate or interest created by such Sublease.

(l)	There is no condemnation or appropriation or similar Proceeding pending or, to the Knowledge of Seller, threatened or contemplated against the Subleased Real Property or the Improvements thereon. There are no disputes regarding the Subleased Real Property or the Improvements, and, to the Knowledge of Seller, there are no facts that are reasonably likely to give rise to such a dispute.

Section 4.09 Personal Property; Title.

(a)	Each Company has good and marketable title to, or a valid leasehold interest in, all of the rights, properties and Assets necessary for the conduct of its Business, and holds such properties and Assets free and clear of all Liens. Each Company owns or leases or has a valid right to use all rights, properties and assets necessary to conduct its Business. Immediately following the Closing, all of such rights, properties and assets shall be owned, leased or available for use by the applicable Company on terms and conditions identical to those under which, immediately before the Closing, the applicable Company owns, leases, uses or holds available for use such rights, properties and assets.

(b)	To the Knowledge of Seller, all of the tangible properties and Assets used or held for use by each Company are in good operating condition and repair, ordinary wear and tear excepted. Such tangible properties and assets are free from defects, have been maintained in accordance with normal industry practice and are suitable for the purposes for which they are used.

(c)	Section 4.09(c) of the Disclosure Schedules lists the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which each Company has checking, savings, custodial or other accounts of any nature, lines of credit, safety deposit boxes or lock boxes and, with respect to each account, line of credit, safety deposit box and lock box, the names of all persons authorized to draw thereon or to have access thereto, as well as the account numbers.

(d)	Each Company’s email server is managed and maintained solely by such Company and no other Persons have access to the email server.

15

Section 4.10 Contracts.

(a)	Section 4.10(a) of the Disclosure Schedules contains an accurate and complete list of the following Contracts to which each Company is a party or by which any of its properties, rights or assets are bound (collectively, the “Material Contracts”) and the Companies have either delivered to Buyer or made available for review by Buyer, a true, accurate and complete copy of each such Material Contract which is:

(i)	any Contract that is or is reasonably likely to require expenditures (including capital expenditures) or payments to or from either Company in excess of $25,000 in any calendar year;

(ii)	any Contract under which either Company is obligated to sell or lease as lessor real or personal property;

(iii)	any Contract that contains a covenant not to compete applicable to either Company, binds either Company to any exclusive business arrangements or licenses or contains any requirements, output or “take-or-pay” obligations;

(iv)	any Contract granting a customer of either Company “most favored nation” or similar terms (whether in respect of pricing or otherwise);

(v)	any distributor, consultant, representative or broker Contract;

(vi)	any joint venture, partnership or teaming Contract;

(vii)	any Contract under which either Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure Indebtedness or (C) extended credit to any Person;

(viii)	any Contract under which either Company has assumed a capitalized lease obligation in excess of $25,000;

(ix)	any Contract with any Affiliate and any Contract between Seller and any Related Person;

(x)	any collective bargaining, labor, professional employer organization or similar Contract;

(xi)	any Contract related to any Company-owned or Company-licensed Intellectual Property (other than unmodified, commercially available, off-the-shelf, nonexclusive software licenses with an aggregate value of less than $10,000);

(xii)	any Contract with a Governmental Entity (whether as prime contractor, subcontractor or otherwise), including any performance bonds or similar arrangements related thereto;

(xiii)	any stock purchase, asset purchase or other acquisition or divestiture agreement relating to the acquisition, lease, license or disposition by either Company of assets (other than in the ordinary course of business), properties, rights or any Equity Interests of any Person (A) providing for any indemnification, guaranty or surety obligation of the Company or (B) with a fair market value in excess of $25,000;

16

(xiv)	any Contract (other than purchase orders entered into in the ordinary course of business) with the 20 largest customers and 20 largest suppliers of either Company for partial fiscal year ended April 19, 2017;

(xv)	any Contract for the purchase or sale of raw materials, commodities, supplies, products, or other person property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year;

(xvi)	any written Contract containing indemnification obligations or caps on damages;

(xvii)	any stockholders’ or similar Contract, or any Contract relating to the establishment, management or control of any joint venture or strategic alliance;

(xviii)	any Contract between either Company and any other individual for the employment of such individual on a full-time, part-time, consulting or other basis providing annual compensation;

(xix)	any Contract (A) the termination of which would reasonably be expected to cause material losses to either Company or (B) that is material to the ongoing Business of either Company; and

(xx)	any other Contract the performance of which involves consideration in excess of $25,000.

(b)	Each Material Contract is in full force and effect and is the legal, valid and binding obligation of each Company, and is enforceable against such Company in accordance with its terms, and, to the Knowledge of Seller, is the legal, valid and binding obligation of the other parties thereto (the “Other Parties”), and neither either Company nor, to the Knowledge of Seller, any of the Other Parties to any Material Contract is, or is alleged to be, in breach, violation or default of such Contract, and, to the Knowledge of Seller, no event has occurred that with notice or lapse of time or both would constitute a breach, violation or default by any such party, or permit termination, modification or acceleration by the Other Parties, under such Material Contract.

(c)	Neither Company has waived any right it may have under any Material Contract. No party has provided any written or oral notice of any intention to terminate, modify or accelerate any Material Contract.

Section 4.11 Customers; Suppliers and Sales Representatives.

(a)	The relationships of each Company with each customer and supplier are good commercial working relationships, and no such customer or supplier has cancelled or otherwise terminated, or, to the Knowledge of Seller, threatened to cancel or otherwise terminate, the relationship with either Company. No such customer or supplier has advised either Company that such customer or supplier intends to stop, decrease, accelerate or delay the rate of purchasing or supplying materials, products or services from or to the applicable Company, as applicable, either as a result of the Transactions or otherwise.

(b)	Section 4.11(b) of the Disclosure Schedules sets forth a complete and accurate list of the names of each Company’s sales representatives. Each applicable Company has a good commercial working relationship with each such sales representative and no sales representative has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, his or her relationship with the applicable Company. No such sales representative has advised either Company that such sales representative intends to stop selling or promoting such Company’s products or services, either as a result of the Transactions or otherwise. Each Company has provided true and correct copies of each agreement that it has with a sales representative to the Buyer.

17

Section 4.12 Warranties; Product Liability.

(a)	The sale, lease, license and delivery of each product and service sold, leased, licensed or delivered by each Company has been in conformity with all applicable Contracts, all express and implied warranties and applicable Laws, and neither Company has any Liability (nor is there any reasonable basis for any present or future demand, claim or action of any kind against either Company giving rise to any Liability) for replacement or repair thereof or other Losses in connection therewith. No product sold, leased, licensed or delivered by either Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

(b)	There (i) has been no recall or investigation, or, to the Knowledge of Seller, threatened or contemplated recall or investigation, of any product sold by either Company in connection with their respective Business, and (ii) is no pending or, to the Knowledge of Seller, threatened or contemplated, recall or investigation of any product sold by either Company in connection with the Business.

(c)	Neither Company has any Liabilities (and there is no basis for any present or future Proceeding against any of them giving rise to any Liabilities) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by such Company.

Section 4.13 Permits; Registration. Each Company has all Permits required to own and operate its respective International Trading Business and all such Permits are set forth on in Section 4.13 of the Disclosure Schedules. All such Permits are valid and in full force and effect and the applicable Company is in compliance in all material respects with respect thereto. There are no Proceedings pending or, to the Knowledge of Seller, threatened, that, individually or in the aggregate, would reasonably be expected to result in the revocation or termination of any Permit of either Company. In connection with import and export business in mainland China, each Company is duly registered to work with entities which are qualified to engage in trading business under the Chinese regulatory regime.

Section 4.14 Compliance with Laws.

(a)	Each Company has been and is now in compliance in all material respects with all Laws applicable to such Company, its properties, rights and assets and the applicable Shares. Neither Company has received any notice alleging any violation of the forgoing is being or may be alleged.

(b)	To the Knowledge of Seller, no officer or director of the Companies (i) has been subject to voluntary or involuntary petition under the federal or foreign bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (ii) has been convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude, all in such person’s capacity as officer or director of either Company; (iii) has been the subject of any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to act as an officer or director of either Company; (iv) has been found by a court of competent jurisdiction to have violated any federal or state commodities, securities or unfair trade practices law, in each case in such person’s capacity as officer or director of either Company, which judgment or finding has not been subsequently reversed, suspended, or vacated; or (b) has engaged in other conduct in such person’s capacity as officer or director of either Company that would be required to be disclosed in a prospectus under the Securities Act or under other applicable Law.

18

Section 4.15 Litigation. There are no Proceedings pending or outstanding or, to the Knowledge of Seller, threatened, in law or in equity or before any Governmental Entity by or against either Company or any Person that either Company has agreed to defend or indemnify in respect thereof or by which any of their rights, assets or properties are bound. There are no pending or outstanding or, to the Knowledge of Seller, threatened, Orders, stipulations or charges to which either Company is a party or by which it or its rights, assets or properties are bound.

Section 4.16 Tax Matters.

(a)	Each of the Companies has filed, within the time and within the manner prescribed by Law (after giving effect to validly obtained extensions of time in which to make such filings), all income and other material Tax Returns that are required to be filed by or with respect to it and such Tax Returns are true, complete and correct in all respects were prepared in compliance with applicable Law, and correctly reflect the liability for Taxes and other information required to be reported thereon. Such tax returns do not contain (and were not required to contain in order to avoid the imposition of a penalty) a disclosure statement related to any Tax shelter or Tax avoidance transaction as identified by notice, regulation, or other form of published guidance under any applicable Law. Each Company has, within the time prescribed by Law, paid (and until the Closing Date shall, within the time prescribed by Law, will pay) all Taxes it is required to have paid (whether or not shown to be due on such Tax Returns).

(b)	Each Company has, in full compliance with applicable Law, withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid, deemed paid, or owing to any Person.

(c)	The unpaid Taxes of each Company do not as of the Closing Date materially exceed that reserve shown on the Latest Balance Sheet of such Company in accordance with the past custom and practice of such Company in filing such Company’s Tax Returns. All material deficiencies for Taxes asserted against or reasonably known to be payable by each Company (x) have been paid or are included in a reserve for Tax Liability set forth on the face of the Financial Statements of the applicable Company (rather than in any notes thereto) and being contested in good faith by proper proceeding.

(d)	Neither either Company nor any Person on either Company’s behalf has (i) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes or (ii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. Neither Company has been requested to give any waiver or extension of any statute of limitations, or any closing agreements or similar agreements with any Governmental Entity, with respect to material Taxes.

(e)	No Proceedings for assessment or collection of Taxes has been or is presently being asserted or is otherwise outstanding against either Company; no rationale underlying a claim for Taxes has been asserted previously that reasonably could be expected to be asserted in any other period against either Company; there are no pending Proceedings or, to the Knowledge of Seller, threatened, against either Company, nor is there any basis for any of the foregoing. In relation to any matter relevant to the applicable Company, neither Company nor any director or officer or any member of either Company has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay, any penalty, fine, surcharge, inflation indexation, or interest in respect of Tax.

19

(f)	There is no claim or potential claim, which has not been reserved for in the applicable Company’s Latest Balance Sheet, by any Governmental Entity in a jurisdiction where either Company does not file Tax Returns that either Company may be subject to Tax by such jurisdiction. Neither Company has not conducted any business in any jurisdiction in which it did not file Tax Returns.

(g)	There are no Liens for Taxes upon any property or assets of either Company.

(h)	Neither Company is now, not has it ever been, subject to taxation by any Governmental Entity in the United States and has not incurred any Liabilities for Taxes owed to any Governmental Entity in the United States.

(i)	Seller has provided to Buyer (i) complete and accurate copies of all federal, state, local and foreign income Tax Returns of each Company for all periods not closed by the applicable statute of limitations and (ii) complete and accurate information concerning the Tax basis in the assets of each Company.

(j)	Each Company has complied with all applicable Laws relating to the withholding, reporting and payment over of Taxes and have, within the time and in the manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

(k)	Neither Company is a party to any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal income tax purposes.

(l)	Neither Company has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the time period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.17 Personnel.

(a)	Since its formation, each Company has had no Employees, has paid no compensation to any individual for services as an Employee and has incurred no Liabilities to any Employees or non-Employee consultants, officers and/or service providers, of the Company for payment of salaries, wages, bonuses, incentive payments or any other compensation and/or other rights (under contract or applicable Law). No claims were made, and no circumstances exist which may give rise to any claims alleging that any individual or entity (including but not limited to Seller) should be considered or be otherwise entitled to the rights and privileges of an employee of either Company for any services rendered to either Company or otherwise, or that otherwise employer-employee relationship exist or existed in any time between either Company and any entity. Notwithstanding the above, however, since the work of the Companies is managed and operated by the employees of Seller, the non-employee workers (the “Non-Employee Workers”) support provided to the Companies have been paid at cost.

(b)	Schedule 4.19(b) contains a complete and accurate list of the following information for each Non-Employee Worker of each of the Companies as of the Closing Date: The name; primary work location; work being performed; compensation rate; and duration of the agreement.

20

Section 4.18 Related-Party Transactions. To the Knowledge of Seller, none of Seller nor any director or officer of either Company, or any Related Person of any such Person (a) is a director, officer or Employee of, or consultant to, or owns, directly or indirectly, any interest in any Person that is a competitor, vendor, supplier or customer of either Company, (b) owns or has any interest in, directly or indirectly, in whole or in part, any property, asset or right, whether real, personal or mixed, tangible or intangible (including any of the Intellectual Property) that is utilized by or in connection with the Business of either Company, (c) is a customer or supplier of any of either Company, (d) with respect to Persons that are not Employees, receives any benefits under any Benefit Plan of either of the Companies or (e) directly or indirectly has an interest in or is a party to any Contract with either Company.

Section 4.19 Brokers. Neither Company has engaged any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of any Transaction Document to which it is a party, or the Transactions.

Section 4.20 Export and Import Control Laws.

(a)	Each Company has at all times, conducted its export and import transactions in accordance with all applicable Export and Import Control Laws. Without limiting the foregoing, (i) each Company is in compliance with the terms of all applicable Export and Import Approvals; (ii) there are no pending or, to the Knowledge of Seller, threatened, claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against either Company with respect to any Export and Import Control Laws; (iii) there are no actions, conditions or circumstances pertaining to either Company’s export or import transactions that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws; and (iv) no approval from a Governmental Entity is required for the transfer of Export and Import Approvals to Buyer, or such approvals can be obtained expeditiously without material cost.

(b)	Each Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Export and Import Control Laws.

(c)	Section 4.20 of the Disclosure Schedules sets forth the true, complete and accurate export control classifications, and all other similar relevant information applicable to each Company’s products, services, software and technologies.

Section 4.21 Disclosure. To the Knowledge of Seller, no representation or warranty contained in this Agreement, including under this Article IV and no statement in the Disclosure Schedules or any other information provided in writing to the Buyer by either Company or Seller, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading. To the Knowledge of Seller and the Companies, there is no material fact directly relating to the Assets, liabilities, Business, operations, condition (financial or other) or prospects of each Company (including any competitive developments other than facts which relate to general economic or industry trends or conditions) that materially adversely affects the same.

Article V. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Companies and Seller that the following statements contained in this Article V are true and correct as of the Closing Date, except as set forth in the disclosure schedule of the Buyer attached hereto as Schedule B (the “Buyer Disclosure Schedule”) and therein referencing the Section of this Article V to which such disclosure relates:

21

Section 5.01 Organization; Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wyoming with the requisite power and authority to own, operate and lease Buyer’s properties and to carry out Buyer’s business as now conducted.

Section 5.02 Authorization of Transactions. Buyer has full power and authority to execute and deliver the Transaction Documents to which Buyer is a party and to perform Buyer’s obligations hereunder and thereunder. All necessary corporate action, has been taken by Buyer to authorize the execution, delivery and performance of each of the Transaction Documents to which Buyer is a party and the Transactions. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate power on the part of Buyer. The Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer. Each Transaction Document to which Buyer is a party constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium Laws, or other Laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

Section 5.03 Governmental Approvals; Non-contravention.

(a)	No consent, Order, action or non-action of, or filing, notification, declaration or registration with, any Governmental Entity is necessary for the execution, delivery or performance by Buyer of this Agreement or any other Transaction Document to which Buyer is a party.

(b)	The execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party, and the consummation by Buyer of the Transactions, do not (i) violate any Laws or Orders to which Buyer is subject or (ii) violate, breach or conflict with any provision of Buyer’s certificate of incorporation or bylaws.

Section 5.04 No Consent, Violation or Conflict. The execution and delivery of the Transaction Documents by Buyer, the consummation by Buyer of the transactions contemplated thereby, and compliance by the Buyer with the provisions hereof (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of Buyer’s amended and restated articles of incorporation or bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, any material instrument or agreement to which Buyer is a party or by which Buyer or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing Date or any breaches or defaults which would not affect the Buyer’s ability to consummate the transactions contemplated thereby.

Section 5.05 Legal Proceedings. There is no action, claim, dispute, suit, investigation or proceeding pending or, to Knowledge of Buyer, threatened, in writing against Buyer or any of its properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which might adversely affect or restrict the ability of Buyer to consummate the transactions contemplated by the Transaction Documents, or to perform its respective obligations thereunder.

Section 5.06 Knowledge. Buyer has sufficient knowledge, experience and sophistication in business matters, and is capable of evaluating the merits and risks of its purchase of the Shares and of making an informed investment decision with respect thereto. Other than as set forth herein, Buyer confirms that this Agreement and the purchase of the Shares hereunder are not and will not be based on a promise or guarantee by the Companies and Seller or anybody on their behalf as to the future value or marketability of the Shares, and there is no assurance or guarantee that past performance will be achieved in the future or that forward-looking plans or projections, or planned products, will materialize or achieve the projected or expected results. Buyer further confirms that Buyer and its advisors were given the opportunity to examine the financial and business situation of the Companies, and to ask questions and receive answers from the management of the Companies.

22

Section 5.07 Validity of Stock Consideration; Listing. When issued and delivered in accordance with this Agreement, the Stock Consideration shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable, and (b) free and clear of any Liens. The Stock Consideration will, as of the Closing, be subject to securities laws restrictions including limitations on sale, transfer and disposition applicable to restricted securities under the Securities Act, but the Buyer acknowledges its obligations pursuant to Section 2.06. Buyer’s Common Stock is quoted on the OTCQB tier of the PTC Markets Group market place.

Section 5.08 SEC Documents and Compliance. Since January 1, 2016, Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”), pursuant to the reporting requirements of all applicable U.S. federal securities laws (all of the foregoing, all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, are hereinafter referred to as the “SEC Documents”). The SEC Documents comply as to form in all material respects with the requirements of all applicable U.S. federal securities laws, rules and regulations. The SEC Documents, as of their respective dates of filing with the SEC, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.09 Brokers. Buyer has not engaged any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of any Transaction Document to which it is a party, or the Transactions.

Article VI. ADDITIONAL AGREEMENTS

Section 6.01 Further Assurances. Following the Closing, each Party shall execute and deliver such documents and other papers and take such further action as may be reasonably required to carry out the provisions of the Transaction Documents.

Section 6.02 Confidentiality. From and after the Closing Date, Seller shall (and shall cause their Related Persons to) keep confidential and not use in any manner, any and all Confidential Information relating to the Companies or Buyer or Buyer’s Affiliates that remains in, or comes into, Seller’s possession in any form. The foregoing shall not preclude Seller from disclosing such Confidential Information if compelled to disclose the same by judicial or administrative process or by other requirements of any applicable Law (subject to the provisions of this Section 6.02). If Seller is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal Proceedings, subpoena, civil investigative demand or other similar process) to disclose any such Confidential Information, Seller shall promptly notify Buyer of any such request or requirement so that Buyer may seek a protective order or other appropriate remedy and waive compliance with the provisions of this Section 6.02. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, Seller is required to disclose such information, Seller, without liability hereunder, may disclose that portion of such Confidential Information that Seller is legally required to disclose.

Section 6.03 Additional Covenants of the Parties.

(a)	After the Closing Date, except as set forth in Section 6.03(d), Buyer and Seller shall use reasonable commercial efforts to change the authorized signatories of each of the Companies with respect to any bank accounts or other commitments of either of the Companies requiring the designation of authorized signatories.

23

(b)	Upon the Closing, the Board of Directors of Buyer (the “Board”) shall expand the size of the Board by one person, and shall name Donald Su Yo Ruan (“Ruan”) as a Director thereon and as Chairman of the Board.

(c)	Upon the Closing, the Parties shall take such actions as required to name Ruan as President and CEO of each of Company HK and Company Samoa.

(d)	For a period of one (1) year following the Closing Date (or for a period of 13 months in the event that a Post-Closing Default has occurred), until the Buyer has fulfilled its obligations in connection with the Purchase Price under Section 2.02 and the Note under Section 2.03, Ruan shall continue to operate the Companies in substantially the manner as they have been operated prior to the Closing Date. Until the amount under the Note pursuant to Section 2.03 has been paid in full, Ruan remains to be the sole signatory of the company’s bank accounts held by Company HK and Company Samoa post-Closing.

Section 6.04 Seller’s and Companies’ Deliverables. At the Closing, Seller and the Companies shall deliver to Buyer the following, with the assistance of Companies’ filing agent, SBC, with the expenses related to the preparation of the following to be paid by Buyer (although Buyer shall not have any responsibility related to the substance thereof):

(a)	a certificate of good standing for each Company issued by the secretary of state or other appropriate Authority of their state of organization and dated a date that is within ten (10) Business Days of the Closing Date;

(b)	a certificate from Seller and the Companies, in form and substance reasonably acceptable to the Buyer, certifying that all representations and warranties made Seller or the Companies in this Agreement are true and correct at the Closing Date;

(c)	Shares certificates in the name of the Buyer for the Shares, together with a copy of the register of shareholders of each of the Companies, in each case certified by the Chief Executive Officer of each Company, in which the Shares shall have been registered in the name of Buyer, in each case in form and substance as reasonably satisfactory to Buyer;

(d)	an executed copy of the employment agreement in the form as attached hereto as Exhibit 2 (the “Employment Agreement”) executed by Ruan;

(e)	executed resignations, effective as of the Closing Date, of each director and officer of each of the Companies;

(f)	With respect to Seller, such documents as Buyer or its counsel may reasonably request to demonstrate the transfer of ownership of the Shares;

(g)	Duly completed notices to the local Registrar of Companies of any change resulting from the transactions contemplated hereunder;

(h)	Such evidence as the Buyer or its counsel may reasonably request to demonstrate the satisfaction of any notice, consent or waiver requirements under any contract or agreement to which each of the Companies is a party;

(i)	Documentation satisfactory to the Buyer that all banker’s fees, attorney’s fees and other transaction expenses payable by each of the Companies and Seller in connection with the transactions contemplated hereby have been paid in full at or prior to the Closing;

24

(j)	Such other supporting documents and certificates as the Buyer may reasonably request or as may be required pursuant to this Agreement.

Section 6.05 Buyer’s Deliverables. At the Closing, the Buyer shall deliver:

(a)	To Seller, share certificates in the name of the Seller for ten million (10,000,000) shares of Buyer Stock pursuant to Section 2.02;

(b)	A copy of the register of shareholders of Buyer, in each case certified by the Chief Executive Officer of Buyer, in which the Buyer Stock for ten million shares pursuant to Section 2.02 shall have been registered in the name of Seller, in each case in form and substance as reasonably satisfactory to Seller;

(c)	To Seller, the mutually agreed Note under Section 2.03 satisfactory to Seller;

(d)	To Seller, a certificate from Buyer, in form and substance reasonably acceptable to Seller, certifying that (A) all representations and warranties made by the Buyer in this Agreement are true and correct at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement; and (B) the Buyer has performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing;

(e)	To Ruan, the mutually agreed Employment Agreement duly executed by Buyer;

(f)	Such evidence as the Seller or its counsel may reasonably request from Buyer to demonstrate the satisfaction of any notice or filings as required for the transfers of the Buyer Stock; and

(g)	Such other supporting documents and certificates as the Seller may reasonably request or as may be required pursuant to this Agreement.

Section 6.08 Actions Prior to and Following the Closing. Prior the Closing, Seller shall undertake such actions as required to remove all cash from the accounts of the Companies other than a balance of $500,000, which the Parties agree shall remain in the account of the Companies as a whole for purposes of providing working capital following the Closing, and which amount will be repaid to Seller pursuant to this Agreement and the Note under Section 2.03 within 180 days following the Closing Date.

Article VII. UNWINDING

Section 7.01 Unwinding.

In the event of any of the following that (i) Buyer does not make the payments as required pursuant to the Note within 180 days following the Closing Date; (ii) Buyer breaches the covenant set forth in this Agreement or (iii) on the twelve (12) month anniversary of the Closing Date, the market value of the Stock Consideration (as determined by the Market Price) is not equal to US$750,000 or higher and Buyer does not issue to Seller additional shares of Buyer Stock to obtain such valuation, and in each or any such case such failure remains uncured for ten (10) or more Business Days after Seller give written notice of such default to Buyer (each, a “Post-Closing Default”), then the Parties shall effectuate unwinding of the Transactions and undertake the actions as set forth in Section 7.02.

25

Section 7.02 Remedies for Post-Closing Default.

(a)	In the event of a Post-Closing Default by Buyer, Buyer shall be responsible to pay all the expenses incurred by the Parties for the 180 days of operation post-Closing and for unwinding, and

(i)	The Note shall be deemed void and of no further force and effect;

(ii)	Buyer shall return to Seller all of the Shares, which shall be deemed in their entirety void and of no further force and effect in any event; and

(iii)	Seller shall return to Buyer 90% of the Stock Consideration, and Seller shall be entitled to retain the remaining 10% of the Stock Consideration)

(b)	The Parties covenant and agree to execute such documents and complete such actions as required to effectuate the provisions of this Article VII to the effect sufficiently causing the Companies to return to their original ownership of the Seller and the management control by Ruan.

Article VIII. INDEMNIFICATION

Section 8.01 General Indemnification.

(a)	Subject to the provisions of this Article VIII, Seller hereby agrees to indemnify, defend and hold harmless Buyer, the Companies (following the Closing) and all of Buyer’s Affiliates and each of their respective directors, officers, managers, partners, employees, agents, equity holders, successors and assigns (each, a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”), from and against any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of, based upon or resulting from any of the following:

(i)	any breach of any representation or warranty contained in Article III or Article IV;

(ii)	any breach by Seller or the Companies of, or any failure of Seller or the Companies to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement; and

(iii)	all Taxes (or the nonpayment thereof) of (A) either Company or Seller for all Pre-Closing Periods and Pre-Closing Partial Tax Periods and (B) any and all Taxes of any Person (other than the Companies) imposed on any Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

(b)	Subject to the provisions of this Article VIII, Buyer hereby agrees to indemnify, defend and hold harmless Seller and all of Seller’s Affiliates, from and against any and all Losses incurred or suffered by Seller arising out of, based upon or resulting from any of the following:

(i)	any breach or violation of any of the representations or warranties of the Buyer contained in this Agreement; and

(ii)	any breach or violation of any of the covenants or agreements of Buyer contained in this Agreement.

Section 8.02 Procedures for Indemnification. In the event that a Person entitled to indemnification under this Article VIII (the “Indemnified Party”) shall incur or suffer any Losses in respect of which indemnification may be sought under this Article VIII against the Person(s) required to provide indemnification under this Article VIII (collectively, the “Indemnifying Party”), the Indemnified Party shall assert a claim for indemnification by providing a written notice (the “Notice of Loss”) to the Indemnifying Party stating the nature and basis of such indemnification. The Notice of Loss shall be provided to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware that it has incurred or suffered a Loss.

26

Section 8.03 Payment. Upon a determination of liability under this Article VIII the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within five (5) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. Upon the payment in full of any amounts due under this Article VIII with respect to any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

Section 8.04 Effect of Knowledge on Indemnification. The right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Article IX. TAX MATTERS

Section 9.01 Tax Returns.

(a)	Seller assist the Buyer, at no cost, with the preparation of all Tax Returns for each Company for all taxable periods ending on or before the Closing Date (“Pre-Closing Periods”) that are due after the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices with respect to such items, unless otherwise required by Law. Not less than five (5) days before the filing of any such Pre-Closing Period Tax Return, Seller shall pay to Buyer an amount equal to the Taxes shown as due on such Tax Returns (including any withholding taxes required to be paid by the Company for Seller-level Taxes).

(b)	Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of each Company for Straddle Periods and Seller assist the Buyer, at no cost, with the preparation of all such Tax Returns. To the extent such Tax Returns relate to the Pre-Closing Partial Tax Period, Buyer shall provide Seller with reasonable opportunity to review and comment on each such Tax Return described in the preceding sentence before filing, and shall make changes to such Tax Returns reasonably requested by Seller. Seller shall be jointly responsible for the payment of the amount equal to the portion of such Taxes, if any, that relates to the Pre-Closing Partial Tax Period, and shall pay to Buyer such amounts not less than five (5) days before the filing of any such Straddle Period Tax Return. For purposes of this Agreement, in the case of any Taxes that are imposed with respect to a Straddle Period, the portion of such Tax which relates to the Pre-Closing Partial Tax Period shall (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the close of business on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the Straddle Period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practices of the Company.

27

(c)	Seller and Buyer agree to consult and resolve in good faith any disputes arising as a result of the review of the Tax Returns described in Section 9.01(a) and Section 9.01(b)and to mutually consent to the filing as promptly as possible of such Tax Return. In the event Seller and Buyer are unable to resolve any dispute within 10 days following notice of comments to the applicable Tax Return, then the Company may file such Tax Return on or before the due date (including extensions) therefor without such determination having been made and without the consent of Seller.

Section 9.02 Assistance and Cooperation.

(a)	After the Closing Date, each of Seller, Buyer and the Companies shall:

(i)	assist the other Party (at no expense to such other Party) in preparing any Tax Returns that such other Party is responsible for preparing and filing in accordance with Section 9.01 or in preparing any financial statements, including affording reasonable access to books, records and personnel;

(ii)	keep the other Party fully informed (at no expense of such other Party) of the progress and substance of the preparation of any Tax Returns described in Article IX for which such other Party is not primarily responsible;

(iii)	cooperate fully in preparing for any audits of, or disputes with Governmental Entities regarding, any Taxes or Tax Returns of the Companies and take any actions reasonably requested by the other Party in connection therewith;

(iv)	make available to one another and to any Governmental Entity, as reasonably requested in connection with any Tax Return described in Section 9.01 or any Tax Claim, all information relating to any Taxes or Tax Returns of the Company; and

(v)	furnish one another with copies of all correspondence received from any Governmental Entity in connection with any Tax audit or information request with respect to any such taxable period.

(b)	The Parties agree to report consistently, for all income tax purposes, amounts paid by or on behalf of the Companies to satisfy payments due under any retention agreements to the extent such amounts are included as a payment at Closing, as a compensation expense of the Companies on the income Tax Return of the Companies for the period ending on the Closing Date.

Article X. MISCELLANEOUS

Section 10.01 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

28

if to the Companies (before Closing), to:

Ascenda Corporation+

Attention: Donald Ruan

35J Jia-Li Building

1228 Yan-An Road

Shanghai, China 200052

E-mail: donald.ruan@ascendaintl.com

if to Seller, to:

Ascenda Corporation

Attention: Ruan Su Yo

35J Jia-Li Building

1228 Yan-An W. Road

Shanghai, China 200052

E-mail: donald.ruan@ascendaintl.com

If to Ruan:

Ascenda Corporation

Attention: Ruan, Su Yo

35J Jia-Li Building

1228 Yan An W. Road

Shanghai, China 200052

E-mail: donald.ruan@ascendaintl.com

If to Buyer or, following the Closing, the Companies:

Life Clips, Inc.

Attention: Huey Long, Chief Executive Officer

18851 NE 29th Ave, Suite 700

Aventura, FL 33180

E-mail: hlong@lifeclips.com

With a copy, which shall not constitute notice, to:

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 10.02 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

29

Section 10.03 Amendments; No Waivers; No Third-Party Beneficiaries.

(a)	At any time prior to the Closing Date, this Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the Parties hereto.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 10.04 Expenses. Unless otherwise contemplated or stipulated by this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding anything herein to the contrary, however, all expenses related to each and every aspect of the Transactions contemplated herein shall be paid by Buyer. Buyer acknowledges and agrees that Seller shall have no obligation for any Transaction expenses.

Section 10.05 Successors and Assigns; Benefit. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign (other than by operation of law following the Closing), delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Parties. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the Parties, and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

Section 10.06 Governing Law. This Agreement, and all matters based upon, arising out of or relating in any way to the Transactions or the Transaction Documents, including all disputes, claims or causes of action arising out of or relating to the Transactions or the Transaction Documents as well as the interpretation, construction, performance and enforcement of the Transaction Documents, shall be governed by the laws of the United States and the State of Florida, without regard to any jurisdiction’s conflict-of-laws principles and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

Section 10.07 Survival. The representations and warranties in this Agreement shall survive the Closing for a period of 12 months from the Closing Date, and no claim for indemnification may be made after such time; provided, however, that the representations and warranties made in Section 4.01 (Authorization of Transactions ), Section 4.02 (Organization), Section 4.03 (Capitalization) and Section 4.05 (Governmental Approvals; shall survive indefinitely. Notwithstanding the foregoing, any representation or warranty (and the indemnification obligations of the Parties with respect thereto) that would otherwise terminate in accordance with this Section 10.07 will continue to survive if notice for indemnification shall have been given in accordance with this Article VIII on or before such termination date, until such claim for indemnification has been satisfied or otherwise resolved as provided herein. All covenants and agreements in this Agreement will survive until fully performed; provided, however, that, nothing herein shall prevent a Party from making any claim hereunder, or relieve any other Party from any liability hereunder, after such time for any breach thereof.

30

Section 10.08 Resolution of Disputes. Except as otherwise provided herein, all controversies, disputes or actions between the Parties arising out of the Transactions or this Agreement, including their respective Affiliates, owners, officers, directors, agents and employees, arising from or relating to this Agreement shall on demand of either party be submitted for arbitration to the Hong Kong International Arbitration Center The Parties agree that, in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedures) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed in such proceeding shall be barred. The arbitration proceedings shall be conducted in accordance with the then-current commercial arbitration rules, except the Parties shall be entitled to limited discovery at the discretion of the arbitrator(s) who may, but are not required to, allow depositions. In no event shall discovery last more than 20 days. Upon the commencement of the arbitration proceeding, each Party shall have no more than 14 days to present their position in the action and rebut the other Party’s position. The arbitrator shall be instructed to use every reasonable effort to perform its services within seven days of request, and, in any case, as soon as practicable. The Parties agree to be bound by the provisions of any limitation on the period of time by which claims must be brought under Florida law or any applicable federal law. The arbitrator(s) shall have the right to award the relief which he or she deems proper, consistent with the terms of this Agreement, including compensatory damages (with interest on unpaid amounts from due date), injunctive relief, specific performance, legal damages and costs. The award and decision of the arbitrator(s) shall be conclusive and binding on all Parties, and judgment upon the award may be entered in any court of competent jurisdiction. Any right to contest the validity or enforceability of this award shall be governed exclusively by the United States Arbitration Act. The provisions of this Section 10.08 shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

Section 10.09 Publicity. The parties shall agree to the content of any press release or other public announcement concerning this Agreement or the transactions contemplated hereby before issuing the same. Nothing contained herein shall prevent any party from at any time furnishing any information to any Governmental Entity or publicly filing any information with the SEC which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable U.S. law or the rules of the any stock exchange to which the party is subject.

Section 10.10 Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.11 Waiver of Jury Trial.

(a)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11(a).

31

(b)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 10.12 Entire Agreement. This Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 10.13 Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

Section 10.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 10.15 Construction. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict between language or amounts contained in the body of this Agreement and language or amounts contained in the Exhibits or Schedules attached hereto, the language or amounts in the body of the Agreement shall control. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit, Annex or Schedule to this Agreement.

[Signature page follows]

32

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Closing Date.

Life Clips, Inc.

By:	/s/ Huey Long
Name:	Huey Long
Title:	Chief Executive Officer

Ascenda Corporation

By:	/s/ Donald Ruan
Name:	Donald Ruan
Title:	Chief Executive Officer

Hong Kong Ascenda International Co., Limited, Hong Kong

By:	/s/ Donald Ruan
Name:	Donald Ruan
Title:	Chief Executive Officer

Hong Kong Ascenda International Co., Limited, Samoa

By:	/s/ Donald Ruan
Name:	Donald Ruan
Title:	Chief Executive Officer

33

Exhibit A-2

Promissory Note

(Attached)

THE ISSUANCE AND SALE OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE NOTE AND THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE OR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

Principal Amount: $500,000.00	Issue Date: June 22, 2017

PROMISSORY NOTE

FOR VALUE RECEIVED, Life Clips, Inc., a Wyoming corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of Ascenda Corporation, a Samoa corporation (the “Holder”) the principal sum of $500,000.00, together with interest at the rate of two percent (2%) per annum, at maturity or upon acceleration or otherwise, as set forth herein (the “Note”).

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The following additional terms shall apply to this Note:

Article I. PAYMENT

1.1 Payment.

(a) Maturity and Payment Time. The maturity date for the Note is one hundred and eighty (180) days following the Issue Date as set forth above (the “Maturity Date”), and is the date upon which the principal sum, as well as any accrued and unpaid interest and other fees relating to this Note, shall be due and payable, if not earlier paid in accordance herewith. This Note may be prepaid in whole or in part at any time at the election of the Borrower.

(b) Interest. Any amount of principal or interest of 2% per annum on this Note, which is not paid by the Maturity Date, as default, and shall bear interest at the rate of twenty two percent (22%) per annum, or the maximum rate permitted by law if lower, from the due date thereof until the same is paid (“Default Interest”). Interest shall commence accruing on the Issue Date and shall be computed on the basis of a 365-day year and the actual number of days elapsed.

1.2 Payment Details and Process. All payments due hereunder shall be made in United States Dollars (“USD”). All payments shall be made at such address of the Holder as set forth in Section 3.2 or by wire transfer pursuant to instructions provided by Holder to Borrower at least three business days prior to such payment. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term “business day” shall mean means any day that is not a Saturday, Sunday or other day on which banking institutions in Florida are authorized or required by law or executive order to close.

Article II. EVENTS OF DEFAULT

If any of the following events occur, it shall be an “Event of Default” under this Note:

2.1 Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise.

2.2 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower, and are not dismissed or settled within and ten (10) days.

Upon the occurrence and during the continuation of any Event of Default specified herein, exercisable through the delivery of written notice to the Borrower by the Holder, the Note shall become immediately due and payable in full.

Article III. MISCELLANEOUS

3.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder or the Borrower in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery with return receipt requested and received, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower:

Life Clips, Inc.

Attention: Huey Long, Chief Executive Officer

18851 NE 29th Ave, Suite 700

Aventura, FL 33180

E-mail: hlong@lifeclips.com

2

With a copy, which shall not constitute notice, to:

Legal& Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

If to the Holder:

Ascenda Corporation

Attention: Donald Ruan

35J Jia-Li Building

1228 Yan-An Road

Shanghai, China 200052

E-mail: donald.ruan@ascendaintl.com

3.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.4 Assignability. Prior to any Event of Default hereunder, Holder may not assign this Note without the prior written consent of the Borrower, which may be withheld by the Borrower in its sole discretion. Following any Event of Default hereunder, Holder may freely assign this Note, upon notice to Borrower. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns.

3.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state and/or federal courts of Florida located in Palm Beach County, Florida. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

3.6 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

[Signature appears on following page]

3

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer as of the Issue Date.

Life Clips, Inc.

By:	/s/ Huey Long
Name:	Huey Long
Title:	Chief Executive Officer

4

Exhibit A-3

Employment Agreement

(Attached)

EXECUTIVE EMPLOYMENT AGREEMENT

Dated as of June 22, 2017

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated as of the date first set forth above (the “Effective Date”) is entered into by and between Life Clips, Inc., a Wyoming corporation (the “Company”), and Donald Su Yo Ruan, a citizen of the Republic of China (the “Executive”). The Company and the Executive may collectively be referred to as the “Parties” and each individually as a “Party.”

WHEREAS, the Company desires to employ the Executive as President of Asia Operations and its Chairman of the Board of the Company and the Executive desires to serve in such capacity on behalf of the Company subject to the terms and conditions herein;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Employment.

(a)	Term. The term of this Agreement (the “Initial Term”) shall begin as of the Effective Date and shall end on the earlier of (i) the second anniversary of the Effective Date and (ii) the time of the termination of the Executive’s employment in accordance with Section 3 herein. This Initial Term and any Renewal Term (as defined below) shall automatically be extended for one or more additional terms of one (1) year each (each a “Renewal Term” and together with the Initial Term, the “Term”), unless either the Company or Executive provide notice to the other Party of their desire not to renew the Initial Term or Renewal Term as applicable at lease thirty (30) days prior to the expiration of the then current Initial Term or Renewal Term as applicable. Notwithstanding anything herein to the contrary, however, this Agreement is not terminable at will.

(b)	Duties. The Company hereby appoints Executive, and Executive shall serve, as President/CEO of Asia Operations of the Company reporting to the CEO of the Company and as Chairman of the Board of the Company. The Executive shall have such duties and responsibilities as are consistent with Executive’s position. In addition, the Executive shall perform all other duties and accept all other responsibilities incident to such position as may reasonably assigned to Executive by the Board.

(c)	Chairman of the Board. Executive shall be named as Chairman of the Board of the Company upon the Effective Date and being duly elected and shall have the right to serve as Chairman of the Board of the Company during the Term and each renewal term.

(d)	Best Efforts. During the Term, the Executive shall devote Executive’s best efforts, and attention to promote the business and affairs of the Company and its affiliated companies, and shall be engaged in other business activities only to the extent that such activities are not competitive with the Company and do not interfere or conflict with Executive’s obligations to the Company hereunder, including, without limitation, the obligations pursuant to Section 5. Notwithstanding the foregoing, the Executive may (A) serve on corporate, civic, educational, philanthropic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments and consult non-competitive businesses so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder.

1

2.	Compensation and Other Benefits. As compensation for the services to be rendered hereunder, during the Term the Company shall pay to the Executive the salary and bonuses, and shall provide the benefits, as set forth in this Section 2.

(a)	Base Salary. The Company shall pay to the Executive an annual base salary of $180,000 payable as $15,000 on a monthly basis commencing as set forth below (the “Base Salary”). The Base Salary is the responsibility of the Company from the closing date and may be subject to annual increases (but not decreases), as determined in the discretion of Board. The Base Salary shall begin once the Company has acquired both Hong Kong Ascenda International Co., Limited, a company limited by shares incorporated under the laws of Hong Kong (“Company HK”), and Hong Kong Ascenda International Co., Limited, a company limited by shares incorporated under the laws of Independent State of Samoa (“Company Samoa”, and collectively with Company HK, the “Ascenda Companies”) and if the Ascenda Companies’ global sourcing cash flow supports the Base Salary and normal operating expenses, the Base Salary may start on the Effective Date of this Agreement. In the event the cash flow from the Ascenda Companies does not support the Base Salary and normal operations upon the initial date of this Agreement, the Base Salary owed will be covered after the Company has raised appropriate working capital to support the Base Salary and normal operations. It is expected that appropriate working capital to support the Base Salary and normal operations will be raised within 90 days of acquiring the Ascenda Companies. Initially the Base Salary shall be paid on a 1099 to Donald Ruan as a consulting fee on the 10th of each month.

(b)	Bonus. The Executive shall be eligible for an annual bonus payment in an amount to be determined by the Board and Executive (the “Bonus”). The Bonus shall be determined and payable based on the achievement of certain performance objectives of the Company as established by the Board and communicated to the Executive in writing as soon as practicable after commencement of the year in respect of which the Bonus is paid.

(c)	Equity Grant. On each anniversary of the Effective Date, the Executive shall be granted 500,000 shares of Common Stock of the Company that will vest as follows: 50% shall vest on the date granted and the remaining 50% shall vest on the anniversary of the date of the grant. The amount of the grant may be increased by the Board as part of the performance Bonus.

(d)	Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with such reasonable procedures as the Company may adopt generally from time to time.

(e)	Vacation. The Executive shall be entitled to 4 weeks of vacation annually, holiday and sick leave at levels no less than commensurate with those provided to any other senior executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not-worked policies.

(f)	Retirement and Welfare Benefits. The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, and medical programs, if any, pursuant to their respective terms and conditions, on a basis no less than commensurate with those provided to any other senior executives of the Company. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date, provided that any such amendment or termination shall be effective as to the Executive only if it is equally applicable to every other senior executive officer of the Company.

2

3.	Termination.

(a)	Definition of Cause. For purposes hereof, “Cause” shall mean:

(i)	a material violation of any material written rule or policy of the Company, a copy of which has been provided to Executive, (A) for which violation any employee may be terminated pursuant to the written policies of the Company reasonably applicable to an executive employee, and (B) which the Executive fails to correct within 10 days after the Executive receives written notice from the Board of such violation;

(ii)	misconduct by the Executive to the material and demonstrable detriment of the Company;

(iii)	the Executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony;

(iv)	the Executive’s continued and ongoing gross negligence in the performance of Executive’s duties and responsibilities to the Company as described in this Agreement; or

(v)	the Executive’s material failure to perform Executive’s duties and responsibilities to the Company as described in this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure subsequent to the Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice from the Board to the Executive of the specific nature of such material failure and the Executive’s failure to cure such material failure within ten (10) days following receipt of such notice.

(b)	Definition of Good Reason. For purposes hereof, “Good Reason” shall mean:

(i)	A significant diminution by the Company of the Executive’s role with the Company or a significant detrimental change in the nature and/or scope of the Executive’s status with the Company (including a diminution in title);

(ii)	a reduction in Base Salary or target or maximum Bonus, other than as part of an across-the-board reduction in salaries of management personnel (including all vice presidents and positions above) of less than 20%; or

(iii)	any other material breach by the Company of any of the terms and conditions of this Agreement which the Company fails to correct within 10 days after the Company receives written notice from Executive of such violation.

(c)	Termination by the Company. The Company may terminate the Term and Executive’s employment hereunder at any time, with or without Cause, subject to the terms and conditions herein.

(i)	For Cause. In the event that the Company terminates the Term or Executive’s employment hereunder with Cause, then in such event, the Company shall pay to Executive any unpaid Base Salary and benefits then owed or accrued, and any unreimbursed expenses incurred by the Executive pursuant to Section 2(d) in each case through the termination date, and each of which shall be paid within 10 days following the termination date; (ii) any unvested portion of any Stock Grants shall immediately be forfeited as of the termination date without any further action of the Parties; and (iii) all of the Parties’ rights and obligations hereunder shall thereafter cease, other than such rights or obligations which arose prior to the termination date or in connection with such termination, and subject to Section 13.

3

(ii)	Without Cause. In the event that the Company terminates the Term of Executive’s employment hereunder without Cause, then in such event, a pro rata portion of Grants based on a prorate vesting period of 12 months, to the extent not already vested, shall be deemed automatically vested, based on the number of full months from the Effective Date to the date of termination.

(d)	Termination by the Executive. The Executive may terminate the Term or resign from Executive’s employment hereunder at any time, with or without Good Reason.

(i)	With Good Reason. In the event that Executive terminates the Term or resigns from Executive’s employment hereunder with Good Reason, the Company shall pay to Executive the amounts, and Executive shall be entitled to such benefits (including without limitation any vesting of unvested shares under any Grant), that would have been payable to Executive or which Executive would have received had the Term and Executive’s employment been terminated by the Company without Cause pursuant to Section 3(c)(ii).

(ii)	Without Good Reason. In the event that Executive terminates the Term or resigns from Executive’s employment hereunder without Good Reason, the Company shall pay to Executive the amounts, and Executive shall be entitled, subject to Section3(e), to such benefits (including without limitation any vesting of unvested shares under any Grant), that would have been payable to Executive or which Executive would have received had the Term and Executive’s employment been terminated by the Company with Cause pursuant to Section 3(c)(i).

(e)	Termination by Death or Disability. In the event of the Executive’s death or total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) during the Term, the Term and Executive’s employment shall terminate on the date of death or total disability. In thee vent of such termination, the Company’s obligations hereunder to the Executive (or the Executive’s estate) shall be for unpaid Base Salary, accrued but unpaid Bonus and benefits ,a pro-rata Bonus for the year of termination based on the Executive’s target Bonus for such year and the portion of such year in which the Executive was employed, and reimbursement of expenses pursuant to Section 2(d) through the effective date of termination, each of which shall be paid within 10 days following the date of the Executive’s termination, and any unvested portion of any Stock Grants shall immediately be forfeited as of the termination date without any further action of the Parties.

4.	Post-Termination Assistance. Upon the Executive’s termination of employment with the Company, the Executive agrees to fully cooperate in all matters relating to the winding up or pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following any termination of the Executives’ employment. The Executive further agrees that Executive will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation ,litigation, or other dispute in which the Company is or may become a party and as to which the Executive has knowledge; provided, however, that (i) the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses, and (ii) any such assistance may not unreasonably interfere with Executive’s then current employment.

4

5.	Restrictive Covenants.

(a)	Inconsideration of the obligations of the Company hereunder, the Executive agrees that Executive shall not:

(i)	during the Term and for a period of two years after a termination of the Executive’s employment with the Company for any reason, directly or indirectly solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company at any time on or after the date of such termination (unless more than six months shall have elapsed between the last day of such person’s employment by the Company and the first date of such solicitation or hiring);

(ii)	during or after the Term, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any other action which disparages the Company or its officers, directors, businesses or reputations; or

(iii)	during or after the Term, without the written consent of the Board, disclose to any person other than as required by law or court order, any confidential information obtained by the Executive while in the employ of the Company, provided, however, that confidential information shall not include any information known generally to the public(other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company by any member of the Board or any other officer thereof to a third party without restrictions on the disclosure of such information.

(b)	Executive agrees that the geographic scope of the above restrictions shall extend to the geographic area in which Company actively conducted business immediately prior to termination of this Agreement or expiration of the Term.

(c)	For the purpose of Section 5 and Section 7 only, the term “Company” shall mean the Company and its subsidiaries. Notwithstanding the above, nothing in this Agreement shall preclude the Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

(d)	Executive admits and agrees that Executive’s breach of the provisions of this Section 5 would result in irreparable harm to the Company. Accordingly, in the event of Executive’s breach or threatened breach of such restrictions, Executive agrees that the Company shall be entitled to an injunction restraining such breach or threatened breach without the necessity of posting a bond or other security. Further, in the event of Executive’s breach, the duration of the restrictions contained in this Section 5 shall be extended for the entire time that the breach existed so that the Company is provided with the benefit of the full time period provided herein.

(e)	In addition to injunctive relief, the Company shall be entitled to any other remedy available in law or equity by reason of Executive’s breach or threatened breach of the restrictions contained in this Section 5.

5

(f)	If the Company or Executive retains an attorney to enforce or attest the provisions of this Section 5, the successful Party in such proceeding shall be entitled to receive its attorneys’ fees and costs so incurred both prior to filing a lawsuit, during the lawsuit and on appeal, from the unsuccessful Party in such proceeding.

(g)	It is the intent and understanding of each Party hereto that if, in any action before any arbitration panel, court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Section 5 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such arbitration panel, court or agency.

6.	Return of Documents. Upon termination of Executive’s employment, the Executive agrees to return all documents belonging to the Company in Executive’s possession including, but not limited to, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, books, notes and all copies thereof, whether in written, electronic or other form; provided that the Executive may retain copies of Executive’s rolodex and contacts. In addition, the Executive shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company are in Executive’s possession, remain under Executive’s control, or have been transferred to any third person.

7.	Intellectual Property Rights.

(a)	Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any invention, whether or not patentable, know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or any copyrightable or patentable works. Executive agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Executive in the course of any work performed for Company (“Company Work Product”). Executive agrees (a) to use Executive’s best efforts to maintain such Company Work Product in trust and strict confidence; (b) not to use Company Work Product in any manner or for any purpose not expressly set forth in this Agreement; and (c) not to disclose any such Company Work Product to any third party without first obtaining Company’s express written consent on a case-by-case basis.

(b)	Ownership of Company Work Product. Executive agrees that any and all Company Work Product conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be deemed “work for hire” under applicable law and shall be the sole and exclusive property of Company.

(c)	Assignment of Company Work Product. Executive irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Except as set forth below, Executive retains no rights to use the Company Work Product and agrees not to challenge the validity of Company’s ownership in the Company Work Product. Executive hereby grants to Company a perpetual, non-exclusive, fully paid-up, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicenses, to reproduce, make derivative works of, publicly perform, and display in any form or medium whether now known or later developed, distribute, make ,use and sell any and all Executive owned or controlled Work Product or Technology that Executive uses to complete the services and which is necessary for Company to use or exploit the Company Work Product.

6

(d)	Assistance. Executive agrees to cooperate with Company or its designee(s), both during and after the Term, in the procurement and maintenance of Company’s rights in Company Work Product and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement. Executive will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. Executive’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Executive at a reasonable rate to be mutually agreed upon after such termination for the time actually spent by Executive at Company’s request on such assistance.

(e)	Execution of Documents. In the event Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document requested by Company pursuant to this Section 7(e) within seven (7) days of the Company’s initial request to Executive, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest ,to act for and on its behalf solely to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 7 with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assignable hereunder to Company.

(f)	Executive Representations and Warranties. Executive hereby represents and warrants that: (i) Company Work Product will be an original work of Executive or all applicable third parties will have executed assignments of rights reasonably acceptable to Company; (ii) neither the Company Work Product nor any element thereof will infringe the intellectual property rights of any third party; (iii) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (iv) Executive will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to any third party; (v)Executive has full right and power to enter into and perform Executive’s obligations under this Agreement without the consent of any third party;(vi) Executive will use best efforts to prevent injury to any person (including employees of Company) or damage to property (including Company’s property) during the Term; and (vii) should Company permit Executive to use any of Company’s equipment, tools, or facilities during the Term, such permission shall be gratuitous and Executive shall be responsible for any injury to any person (including death) or damage to property (including Company’s property) arising out of use of such equipment, tools or facilities.

8.	Confidentiality

(a)	Definition. For purposes of this Agreement, “Confidential Information” shall mean all Company Work Product and all non-public written, electronic, and oral information or materials of Company communicated to or otherwise obtained by Executive in connection with this Agreement, which is related to the products, business and activities of Company, its Affiliates (as defined below), and subsidiaries, and their respective customers, clients, suppliers, and other entities with which such party does business, including: (i) all costing, pricing, technology, software, documentation, research, techniques, procedures, processes, discoveries, inventions, methodologies, data, tools, templates, know how, intellectual Property and all other proprietary information of Company;(ii)the terms of this Agreement; and (iii) any other information identified as confidential in writing by Company. Confidential Information shall not include information that: (a) was lawfully known by Executive without an obligation of confidentiality before its receipt from Company; (b) is independently developed by Executive without reliance on or use of Confidential Information; (c) is or becomes publicly available without a breach by Executive of this Agreement; or(d)is disclosed to Executive by a third party which is not required to maintain its confidentiality. An “Affiliate” of a Party shall mean any entity directly or indirectly controlling, controlled by, or under common control with, such Party at any time during the Term for so long as such control exists.

7

(b)	Company Ownership. Company shall retain all right, title, and interest to the Confidential Information, including all copies thereof and all rights to patents, copyrights, trademarks, trade secrets and other intellectual property rights inherent therein and appurtenant thereto. Subject to the terms and conditions of this Agreement, Company hereby grants Executive a non-exclusive, non-transferable, license during the Term to use any Confidential Information solely to the extent that such Confidential Information is necessary for the performance of Executive’s duties hereunder. Executive shall not, by virtue of this Agreement or otherwise, acquire any proprietary rights whatsoever in Confidential Information, which shall be the sole and exclusive property and confidential information of Company. No identifying marks, copyright or proprietary right notices may be deleted from any copy of Confidential Information. Nothing contained herein shall be construed to limit the rights of Company from performing similar services for, or delivering the same or similar deliverable to, third parties using the Confidential Information and/or using the same personnel to provide any such services or deliverables.

(c)	Confidentiality Obligations. Executive agrees to hold the Confidential Information in confidence and not to copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose such Confidential Information to any person or entity or to use the Confidential Information for any purposes whatsoever, without the express written permission of Company, other than disclosure to Executive’s, partners, principals, directors, officers, employees, subcontractors and agents on a “need-to-know” basis as reasonably required for the performance of Executive’s obligations hereunder or as otherwise agreed to herein. Executive shall be responsible to Company for any violation of this Section 8 by Executive’s employees, subcontractors, and agents. Executive shall maintain the Confidential Information with the same degree of care, but no less than a reasonable degree of care, as Executive employs concerning its own information of like kind and character.

(d)	Required Disclosure. If Executive is requested to disclose any of the Confidential Information as part of an administrative or judicial proceeding, Executive shall, to the extent permitted by applicable law, promptly notify Company of that request and cooperate with Company, at Company’s expense, in seeking a protective order or similar confidential treatment for the Confidential Information. If no protective order or other confidential treatment is obtained, Executive shall disclose only that portion of Confidential Information which his legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information which is required to be disclosed.

(e)	Enforcement. Executive acknowledges that the Confidential Information is unique and valuable, and that remedies at law will be inadequate to protect Company from any actual or threatened breach of this Section 8 by Executive and that any such breach would cause irreparable and continuing injury to Company. Therefore, Executive agrees that Company shall be entitled to seek equitable relief with respect to the enforcement of this Section 8 without any requirement to post a bond, including, without limitation, injunction and specific performance, without proof of actual damages or exhausting other remedies, in addition to all other remedies available to Company at law or in equity. For greater clarity, in the event of a breach or threatened breach by Executive of any of the provisions of this Section 8 in addition to and not in limitation of any other rights, remedies or damages available at law or inequity, Company shall be entitled to a permanent injunction or other like remedy in order to prevent or restrain any such breach or threatened breach by Executive, and Executive agrees that an interim injunction may be granted against Executive immediately on the commencement of any action, claim, suit or proceeding by Company to enforce the provisions of this Section 8 If any action at law or inequity is necessary to enforce the terms of this Section 8 if it is determined to be at fault, shall pay Company’s reasonable legal fees and expenses on a substantial indemnity basis.

8

(f)	Related Duties. Executive shall: (i) promptly deliver to Company upon Company’s request all materials in Executive’s possession which contain Confidential Information; (ii) use its best efforts to prevent any unauthorized use or disclosure of the Confidential Information; (iii) notify Company in writing immediately upon discovery of any such unauthorized use or disclosure; and (iv) cooperate in every reasonable way to regain possession of any Confidential Information and to prevent further unauthorized use and disclosure thereof.

(g)	Legal Exceptions. Further notwithstanding the foregoing provisions of this Section 8 Executive may disclose confidential information as may be expressly required by law, governmental rule, regulation, executive order, court order, or in connection with a dispute between the Parties; provided that prior to making any such disclosure, Executive shall use its best efforts to: (i) provide Company with at least fifteen (15) days’ prior written notice setting forth with specificity the reason(s) for such disclosure, supporting documentation therefor, and the circumstances giving rise thereto; and (ii) limit the scope and duration of such disclosure to the strictest possible extent.

(h)	Limitation. Except as specifically set forth herein, no licenses or rights under any patent, copyright, trademark, or trade secret are granted by Company to Executive hereunder, or are to be implied by this Agreement. Except for the restrictions on use and disclosure of Confidential Information imposed in this Agreement, no obligation of any kind is assumed or implied against either Party or their Affiliates by virtue of meetings or conversations between the Parties hereto with respect to the subject matter stated above or with respect to the exchange of Confidential Information. Each party further acknowledges that this Agreement and any meetings and communications of the Parties and their affiliates relating to the same subject matter shall not: (i) constitute an offer, request, invitation or contract with the other Party to engage in any research ,development to other work;(ii)constitute an offer, request, invitation or contract involving a buyer-seller relationship, joint venture, teaming or partnership relationship between the Parties and their affiliates; or (iii) constitute a representation, warranty, assurance, guarantee or inducement with respect to the accuracy or completeness of any Confidential Information or the non-infringement of the rights of third persons.

9.	Effect of Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

10.	Assignment. This Agreement may not be assigned by either Party without the express prior written consent of the other Party hereto, except that the Company (i) may assign this Agreement to any Subsidiary or affiliate of the Company, provided that no such assignment shall relieve the Company of its obligations hereunder without the written consent of the Executive, and (ii) will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any success or to its business and/or assets as afore said which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties.

9

11.	No Third Party Rights. Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the Parties hereto.

12.	Entire Agreement; Effectiveness of Agreement. This Agreement sets forth the entire agreement of the Parties hereto and shall supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company. Notwithstanding the foregoing, this Agreement shall not supersede or replace any agreement entered into between the Company and the Executive with respect to any plan or benefit described in Section 2(f)

13.	Survival. The provisions of Section 4, Section 5, Section 6, Section 7, Section 8, this Section 13, Section 15, Section 16 and Section 17 shall survive any termination or expiration of this Agreement.

14.	Severability. If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

15.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO RULES GOVERNING CONFLICTS OF LAW.

16.	Arbitration. Other than as set forth in Section 7, any controversy, claim or dispute arising out of or relating to this Agreement or the Executive’s employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in a mutually agreed upon location pursuant to then prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted by three arbitrators, with one arbitrator selected by each Party and the third arbitrator selected by the two arbitrators so selected by the Parties. The arbitrators shall be bound to follow the applicable Agreement provisions in adjudicating the dispute. It is agreed by both Parties that the arbitrators’ decision is final, and that no Party may take any action, judicial or administrative, to overturn such decision. The judgment rendered by the arbitrators may be entered in the Selected Courts. Each Party will pay its own expenses of arbitration and the expenses of the arbitrators will be equally shared provided that, if in the opinion of the arbitrators any claim, defense, or argument raised in the arbitration was unreasonable, the arbitrators may assess all or part of the expenses of the other Party (including reasonable attorneys’ fees) and of the arbitrators as the arbitrators deem appropriate. The arbitrators may not award either Party punitive or consequential damages.

17.	Indemnification. The Company is in the process of obtaining insurance coverage for directors and officers. During the Term, when obtained by the Company, the Executive shall be entitled to indemnification and insurance coverage for directors’ and officers’ liability, fiduciary liability and other liabilities arising out of the Executive’s position with the Company in any capacity, in an amount not less than the highest amount available to any other senior level executive or member of the Board and to the full extent provided by the Company’s certificate of incorporation or by-laws, and such coverage and protections, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the Term. Any indemnification agreement entered into between the Company and the Executive shall continue in full force and effect in accordance with its terms following the termination of this Agreement.

10

18.	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, or by registered or certified mail, return receipt requested, postage prepaid, or by email with return receipt requested and received or nationally recognized overnight courier service, addressed asset for the below or to such other address as either Party shall have furnished to the other in writing in accordance herewith. All notices, requests, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail, and (iii) on receipt of confirmed delivery, if sent by email.

If to the Company:

Life Clips, Inc.

Attn: Huey Long

Harbour Centre 18851 NE 29thAve.

Suite 700

Aventura, FL 33180

Email: Hlong@lifeclips.com

If to Executive:

Donald Ruan

Email: donald.ruan@ascendaintl.com

19.	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

20.	Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the Party preparing the contract, is waived by the Parties hereto. Each Party acknowledges that such Party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such Party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.

21.	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any party to this Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signatue or an original document.

[Signatures appear on following page]

11

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Life Clips, Inc.

By:	/s/ Huey Long
Name:	Huey Long
Title:	Chief Executive Officer

Donald Su Yo Ruan

By:	/s/ Donald Su Yo Ruan
Name:	Donald Su Yo Ruan

12

Exhibit B

IRREVOCABLE STOCK POWER

for shares of

Life Clips, Inc.

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Ascenda Corporation, a company limited by shares incorporated under the laws of Independent State of Samoa (“Seller”) hereby assigns, transfers, and conveys to Life Clips, Inc. a Wyoming corporation (“Buyer”), all of Seller’s right, title, and interest in and to ten million (10,000,000) shares of common stock of Buyer, represented by Certificate No. __________________ [N/A if uncertificated] and hereby irrevocably appoints each of the Secretary and the Chief Executive Officer of Buyer, as Seller’s attorneys-in-fact to transfer said shares on the books of Buyer, with full power of substitution in the premises.

Date: November 27, 2017

Ascenda Corporation

By:
Name:	Donald Ruan
Title:	Chief Executive Officer

Exhibit C-1

IRREVOCABLE STOCK POWER
for shares of

Hong Kong Ascenda International Co., Limited, Hong Kong

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Life Clips, Inc., a Wyoming Corporation (“Seller”) hereby assigns, transfers, and conveys to Ascenda Corporation, a company limited by shares incorporated under the laws of Independent State of Samoa (“Buyer”), all of Seller’s right, title, and interest in and to 10,000 Ordinary Shares, par value at HK$1 per share of Hong Kong Ascenda International Co., Limited, a company limited by shares incorporated under the laws of Hong Kong (“Company HK”), represented by Certificate No. __________________ [N/A if uncertificated] and hereby irrevocably appoints each of the Secretary and the Chief Executive Officer of Company HK, as Seller’s attorneys-in-fact to transfer said shares on the books of Company HK, with full power of substitution in the premises.

Date: November 27, 2017

Life Clips, Inc.

By:
Name:	Victoria Rudman
Title:	Chief Financial Officer

Exhibit C-2

IRREVOCABLE STOCK POWER
for shares of

Hong Kong Ascenda International Co., Limited, Samoa

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Life Clips, Inc., a Wyoming Corporation (“Seller”) hereby assigns, transfers, and conveys to Ascenda Corporation, a company limited by shares incorporated under the laws of Independent State of Samoa (“Buyer”), all of Seller’s right, title, and interest in and to 1,000,000 Ordinary Shares, par value at US$1 per share of Hong Kong Ascenda International Co., Limited, a company limited by shares incorporated under the laws of Independent State of Samoa (“Company Samoa”), represented by Certificate No. __________________ [N/A if uncertificated] and hereby irrevocably appoints each of the Secretary and the Chief Executive Officer of Company Samoa, as Seller’s attorneys-in-fact to transfer said shares on the books of Company Samoa, with full power of substitution in the premises.

Date: November 27, 2017

Life Clips, Inc.

By:
Name:	Victoria Rudman
Title:	Chief Financial Officer